Filed Pursuant to Rule 424(b)(3)

Registration No. 333-121977

PROSPECTUS SUPPLEMENT NO. 4

(TO PROSPECTUS DATED APRIL 5, 2005)

BOSTON PRIVATE CAPITAL TRUST I

$105,000,000

4.875% Convertible Trust Preferred Securities

This prospectus supplement supplements the prospectus dated April 5, 2005 (the “Prospectus”), and relates to resales by selling securityholders of the securities described in the Prospectus.

This prospectus supplement should be read in conjunction with, and is not complete without, anymay not be delivered or utilized without, the Prospectus, including any amendments or supplements to it.

Investing in these securities involves risk. See the section entitled “Risk Factors” on page 12 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The information in the table appearing under the heading “Selling Securityholders”, beginning on page 88 of the Prospectus is hereby amended (x) with respect to securityholders not previously listed in the Prospectus (including in any amendments or supplements thereto), by adding the information in the table below, and (y) with respect to securityholders previously listed in the Prospectus (including in any amendments or supplements thereto), by superceding the information about such securityholder with the information in the table below:

SELLING SECURITYHOLDERS

Selling Securityholder	Number of Trust Preferred Securities Owned and Offered
Sphinx Convertible Arbitrage (Clinton) Segregated Portfolio	50,595

The date of this prospectus supplement is October 18, 2005.

PROSPECTUS

$105,000,000

Boston Private Capital Trust I

4.875% Convertible Trust Preferred Securities

(liquidation amount $50.00 per security)

guaranteed to the extent described herein by,

and convertible into the common stock of,

Boston Private Capital Trust I, a Delaware statutory trust, referred to herein as “the trust,” issued 4.875% Convertible Trust Preferred Securities (the “trust preferred securities”) (liquidation amount $50.00 per trust preferred security) on a private placement basis on October 5, 2004 and November 1, 2004. Each of the trust preferred securities represents an undivided beneficial interest in the assets of the trust. Boston Private Financial Holdings, Inc. owns all of the trust’s common securities. The trust’s only assets are junior subordinated convertible debentures issued to it by Boston Private having substantially the same payment terms as the trust preferred securities.

Selling securityholders will use this prospectus to sell the trust preferred securities, junior subordinated convertible debentures, Boston Private common stock, and guarantee referred to in this prospectus at any time at market prices prevailing at the time of the sale or at privately negotiated prices. The securities may be sold by the selling securityholders directly to purchasers or through agents, underwriters or dealers. If required, the names of any agents, underwriters or dealers involved in the sale of the securities, and the agent’s commission, dealer’s purchase price or underwriter’s discount, if any, will be provided in supplements to this prospectus. The selling securityholders will receive all of the net proceeds from the sale of the securities and will pay all underwriting discounts and selling commissions, if any, applicable to any sale. Boston Private is responsible for the payment of all other expenses incident to the offer and sale of the securities.

Distributions on the Trust Preferred Securities

Distributions on the trust preferred securities will accumulate from the date of initial issuance and will be paid quarterly in arrears on January 1, April 1, July 1, and October 1 of each year commencing on January 1, 2005. Distributions may be deferred for up to 20 consecutive quarterly periods, but not beyond the maturity date of the junior subordinated convertible debentures held by the trust. The junior subordinated convertible debentures will mature on October 1, 2034.

Convertibility of the Trust Preferred Securities:

Holders may convert their trust preferred securities at any time into 1.5151 shares of Boston Private common stock per trust preferred security (equivalent to a conversion price of approximately $33.00 per share) subject to adjustment as described in this prospectus.

Boston Private’s common stock is quoted on the Nasdaq National Market under the symbol “BPFH.” The last reported sales price of Boston Private common stock on the Nasdaq National Market on April 4, 2005 was $24.10 per share.

Redemption of Trust Preferred Securities at the Option of the Trust:

The trust preferred securities may not be redeemed prior to October 1, 2009, except that they may be redeemed at any time upon the occurrence of certain special events. The trust preferred securities may be redeemed in whole at any time or in part from time to time on or after October 1, 2009 at the option of the Trust if the closing price of Boston Private common stock for 20 trading days in a period of 30 consecutive trading days ending on the trading day prior to the mailing of the redemption notice exceeds 130% of the then prevailing conversion price of the trust preferred securities.

See “ Risk Factors” beginning on page 12 to read about risks you should consider before investing in the trust preferred securities.

These securities are not deposits or other obligations of a bank. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 5, 2005.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and none of the initial purchasers has, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and none of the initial purchasers is, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or incorporated by reference herein is accurate only as of the date on the front of this prospectus or the respective dates of filing of the incorporated documents. Our business, financial condition, results of operations and prospects may have changed since that date.

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus about us and to help you understand the trust preferred securities and does not contain all of the information you may need in making your investment decision. You should carefully read this entire prospectus, including the section captioned “Risk Factors,” and the documents that are referred to in this prospectus or that are incorporated by reference in it to more fully understand the terms of the trust preferred securities as well as the tax and other considerations that are important to you in making a decision about whether to invest in the trust preferred securities.

Unless otherwise indicated in this prospectus, the terms “we,” “us” and “our” mean Boston Private Financial Holdings, Inc. and its consolidated subsidiaries. References to “Boston Private” means Boston Private Financial Holdings, Inc., excluding its subsidiaries and affiliates.

About Boston Private

We are a wealth management company that offers comprehensive financial services to high net worth individuals, their companies and selected institutions. We look to capitalize on growth in the wealth management sector by targeting affluent regions and offering localized service. We believe the high net worth market continues to be characterized by attractive demographics because of the strong rate of growth in the number of high net worth individuals, growth in assets controlled by high net worth individuals, and the significant transition of wealth expected over the next decade. Our affluent clients have complex financial situations and we seek to be their trusted advisor by offering wealth management solutions through a high-touch, relationship-driven approach. Our core strategy can be described as follows:

•	Target the newly affluent. We find that wealth generated prior to 1975 tends to be in existing trust relationships which are often difficult to penetrate. We believe that individuals who have generated their own wealth tend to be discriminating buyers of financial services. We offer financial services to the newly affluent at each stage of the typical financial life cycle. In the early stages, these services typically take the form of debt products—residential “jumbo” mortgages or commercial loans to privately owned businesses. In the latter stages, we offer asset management services and, in between, we offer financial planning services such as tax planning, estate planning, and asset allocation consulting. Finally, we expect these clients to migrate to our fiduciary services over time.

•	Build presence in attractive geographic markets through acquisitions and organic growth. We intend to expand our franchise to additional centers of intellectual and investment capital in the United States. These areas are conducive to new business formation and therefore the creation of new wealth. We currently have a presence in New England with our subsidiaries Boston Private Bank & Trust Company; Westfield Capital Management Company, LLC; RINET Company, LLC; and Boston Private Value Investors, Inc.; in Northern California with our subsidiaries Borel Private Bank & Trust Company and Sand Hill Advisors, Inc. and our investment in Bingham, Osborn & Scarborough, LLC; in Southern California with our subsidiary First State Bank of California (including its recent merger with Encino State Bank); in the New York Metropolitan Region with our subsidiaries Dalton, Greiner, Hartman, Maher & Co., LLC, and KLS Professional Advisors Group, LLC; and in the Pacific Northwest with our investment in Coldstream Capital Management, Inc. As we continue to grow, we will look to enter other attractive markets including Denver, Chicago, Austin/Ft. Worth, Florida, Atlanta and the Mid Atlantic.

•	Develop regional clusters. Within each of the regions that we target, we intend to offer three key services: private banking, investment management and financial planning. A regional cluster will be composed of three or more affiliates, each with a focus on one of these services. Through a cluster approach, we are better able to deepen client relationships by expanding our service offering within a region to meet the specialized needs of wealthy clients.

•	Maintain decentralized management. We believe that our affluent clients respond to localized relationship management and take comfort in having their trusted financial advisor within close proximity. By keeping local management in place and giving them the autonomy to run their business with centralized support from our management team, we maintain the benefit of an affiliate’s local reputation while leveraging our expertise. Through this strategy, we are better able to build high-touch, service-oriented relationships with our clients.

We deliver private banking, trust, investment management and financial planning services through our subsidiaries and affiliate companies:

New England Region

•	Boston Private Bank & Trust Company is a Massachusetts chartered trust company with $1.9 billion in balance sheet assets and $2.0 billion of assets under management at December 31, 2004. Boston Private Bank pursues a “private banking” business strategy and is principally engaged in providing banking, investment and fiduciary products and services to high net worth individuals, their families and their businesses. Boston Private Bank primarily operates in the greater Boston area and New England. Boston Private Bank seeks to anticipate and respond to the financial needs of its client base by offering high quality products, dedicated personal service and long-term banking relationships. Boston Private Bank offers its clients a broad range of deposit services, including checking and savings accounts, with access through internet banking and automated teller machines, and cash management services. Boston Private Bank also offers commercial, residential mortgage, home equity and consumer loans. In addition, it provides investment advisory and asset management services, securities custody and safekeeping services, and trust and estate administration.

•	Westfield Capital Management Company, LLC, an investment management company, had $7.7 billion of assets under management at December 31, 2004. Westfield specializes in separately managed growth equity portfolios with products in all areas of the capitalization spectrum. Westfield also acts as the general partner and/or investment manager to three limited partnerships that employ a long/short domestic growth equity strategy, with styles focusing on the life sciences sectors and microcap area. Westfield’s experienced investment team employs in-depth, fundamental research and analysis to uncover solid, rapidly growing companies that can be purchased at a reasonable price. The firm’s experience, extensive research, and first-hand knowledge of company operations derived through on-site visits and meetings with management provide its competitive edge.

•	RINET Company, LLC, a financial planner, had $1.1 billion of assets under advisement at December 31, 2004. RINET provides fee-only financial planning, tax planning and investment management services to high net worth individuals and their families in the greater Boston area, New England, and other areas of the United States. Its capabilities include tax planning and preparation, asset allocation, estate planning, charitable planning and planning for employment benefits, including 401(k) plans, alternative investment analysis and mutual fund investing. RINET also provides an independent mutual fund rating service.

•	Boston Private Value Investors, Inc., an investment management company serving clients in New England, had $860 million of assets under management at December 31, 2004, primarily for high net worth individuals and select institutions. The firm is a large and mid-cap style investor.

Northern California Region

•

Borel Private Bank & Trust Company is a California state banking corporation with $734 million in balance sheet assets and $568 million of trust assets under management or supervision at December 31, 2004. Borel Private Bank serves the financial needs of individuals, their families and their businesses in Northern California. Borel Private Bank conducts a commercial bank business that includes accepting demand, savings and time deposits and making commercial, real estate and consumer loans. Borel Private Bank offers various savings plans and provides safe deposit boxes as well as other customary banking services and facilities, except international operations. Additionally, Borel Private Bank offers trust services and provides a variety of other fiduciary services including management, advisory and administrative services to individuals.

•	Sand Hill Advisors, Inc., an investment management company serving clients in Northern California, had $1.1 billion of assets under management at December 31, 2004, primarily for high net worth individuals (including $185 million of assets managed through a subadvisory relationship with Borel Private Bank). The firm manages investments covering a wide range of asset classes for both taxable and tax exempt portfolios and has special expertise as transitional wealth counsel.

•	Bingham, Osborn & Scarborough, LLC is a financial planning firm with $1.2 billion in assets under advisement at December 31, 2004. Founded in 1985, the firm specializes in strategies for retirement planning, estate planning, charitable giving, portfolio diversification, insurance programs and tax management. Boston Private initially acquired 20% of BOS in February 2004 and increased its investment to 30% at December 31, 2004. Through 2008, Boston Private can increase its 30% interest an additional 10% per year, up to 70%. BOS, with offices in San Francisco and Menlo Park, California, provides the financial planning component to our Northern California cluster and complements our existing private banking and investment management affiliates.

Southern California Region

•	First State Bank of California is a commercial bank located in Los Angeles County with $427 million in balance sheet assets at December 31, 2004. Founded in 1983, First State Bank is headquartered in Granada Hills with an office in Burbank and a loan production office in Rancho Cucamonga, California. With First State Bank’s recent acquisition of Encino State Bank for $33.1 million, First State Bank added three additional branches in the Los Angeles area located in Encino, Westlake Village and Santa Monica. First State Bank has 20 years of banking experience and provides a wide range of commercial, depository and consumer banking services to high net worth individuals, their families and their businesses. We expect that First State Bank will provide a foundation for growing our wealth management business in Southern California.

New York Metropolitan Region

•	We own 80% of Dalton, Greiner, Hartman, Maher & Co., LLC, a value-style investment firm specializing in small-cap equities with approximately $3.4 billion of assets under management at December 31, 2004. We expect that DGHM will provide a foundation for growing our wealth management business in the New York Metropolitan Region.

We own 81% of KLS Professional Advisors Group, LLC (KLS). Located in New York City, KLS is a wealth management firm with approximately $2.9 billion of client assets under supervision as of December 31, 2004. The firm specializes in investment management, insurance, retirement planning, estate planning and income tax planning services.

Pacific Northwest Region

•	We hold an approximate 26.5% interest in Coldstream Holdings, Inc. Coldstream Holdings is the parent of Coldstream Capital Management, Inc., a multi-client family office providing comprehensive wealth management services to high net worth individuals and their families in the Pacific Northwest. Coldstream Management had $600 million of assets under advisement at December 31, 2004.

Boston Private Financial Holdings, Inc. was incorporated in Massachusetts in 1987 and is a registered bank holding company under the Bank Holding Company Act of 1956. Our address is Ten Post Office Square, Boston, Massachusetts 02109 and our telephone number at that location is (617) 912-1900.

Boston Private Capital Trust I

Boston Private Capital Trust I is a statutory trust created under Delaware law. The trust’s business and affairs are conducted by the property trustee, the Delaware trustee and the three individual administrative trustees, who are our officers or employees. The trust exists for the exclusive purposes of issuing the trust preferred securities and engaging in the other transactions described in this prospectus.

Boston Private issued to the trust its junior subordinated convertible debentures, which are the sole assets of the trust. Accordingly, the interest payments Boston Private pays on the junior subordinated convertible debentures are the sole revenues of the trust. Boston Private owns all of the common securities of the trust.

The trust is governed by a trust agreement among Boston Private, SunTrust Delaware Trust Company, as Delaware trustee, SunTrust Bank, as property trustee, and the administrative trustees.

The address and telephone number of the principal executive office of the trust is c/o Borel Private Bank & Trust Company, 160 Bovet Road, San Mateo, California 94402 and its telephone number at that location is (650) 378-3638.

Securities to be Registered

The trust preferred securities were originally issued and sold to the initial purchasers, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners. The initial purchasers simultaneously sold the trust preferred securities in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by them to be qualified institutional buyers in compliance with Rule 144A. The trust used all of the proceeds from the issuance of the trust preferred securities and the concurrent sale of the trust’s common securities to Boston Private (i.e. $108,247,600) to purchase the junior subordinated convertible debentures.

Securities Offered

2,100,000 trust preferred securities, $108,247,600 in aggregate principal amount of junior subordinated convertible debentures, 3,181,170 shares of Boston Private common stock issuable upon conversion of the trust preferred securities (subject to adjustment under certain circumstances described in this prospectus) and the guarantee relating to the trust preferred securities.

Distributions

Quarterly cumulative cash distributions at an annual rate of 4.875% of the liquidation amount of $50.00 per trust preferred security. Distributions accumulate from the date of initial issuance and are paid quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning January 1, 2005, unless those payments are deferred as described below.

The trust’s only source of cash to make distributions on the trust preferred securities is the quarterly interest payments it receives on the junior subordinated convertible debentures it purchased from Boston Private.

Deferral of Distributions

So long as Boston Private is not in default in the payment of interest on the junior subordinated convertible debentures, it has the right, at any time and from time to time during the term of the junior subordinated convertible debentures, to defer payments of interest for a period not exceeding 20 consecutive quarters or extending beyond the stated maturity of the junior subordinated convertible debentures (or the date on which they are to be redeemed), during which deferral period no interest will be due and payable. Any such deferred interest payments will accrue additional interest thereon at the annual rate of 4.875% compounded quarterly. A deferral period may not end on a date other than an interest payment date. If Boston Private pays all interest accrued and unpaid at the end of a deferral period, it may elect to begin a new deferral period. If Boston Private defers interest payments on the junior subordinated convertible debentures, the trust will also defer distributions on the trust preferred securities. During any deferral period, Boston Private will covenant not to make certain restricted payments.

Conversion into Boston Private Common Stock

The initial conversion ratio is 1.5151 shares of Boston Private common stock for each trust preferred security. This is equivalent to a conversion price of approximately $33.00 per share. Boston Private’s common stock is quoted on the Nasdaq National Market under the symbol “BPFH.” The last reported sales price of Boston Private common stock on the Nasdaq National Market on April 4, 2005 was $24.10.

Holders may surrender their trust preferred securities for conversion into shares of Boston Private common stock at any time before the close of business on the business day immediately preceding the date of repayment of trust preferred securities.

If you want to convert a trust preferred security, the conversion agent will exchange your trust preferred security for the corresponding principal amount of junior subordinated convertible debentures held by the trust and immediately convert the junior subordinated convertible debentures into shares of Boston Private common stock. You will receive cash in lieu of fractional shares. However, you will not receive cash or additional shares of Boston Private common stock to compensate you for any accrued but unpaid distributions on the trust preferred security through the time of conversion. These accrued distributions will be forfeited except in certain circumstances.

Assuming all $105 million liquidation amount of the trust preferred securities are converted, Boston Private would issue approximately 3,181,710 shares of Boston Private Common stock representing approximately 11.54% of Boston Private common stock outstanding on the date of this prospectus, after giving effect to such conversion.

The conversion ratio is subject to adjustment under the conditions described in this prospectus. In addition, if a change in control of Boston Private occurs prior to October 12, 2009 and at least 25% of the consideration received for the Boston Private shares is cash, the conversion ratio will be adjusted as set forth in the table below for conversions occurring during the period beginning on the date that the change in control occurs and ending 30 business days after Boston Private gives notice to holders of the occurrence of a change in control. If less than 25% of the consideration is paid in cash, you will not receive additional shares upon a change in control. If the change in control occurs between the dates below, the adjusted conversion ratio will be interpolated linearly.

Effective Date	(1) Conversion Ratio	(2) Adjustment	(3) Adjusted Conversion Ratio (1) & (2)
October 12:
2005	1.5151	0.4435	1.9586
2006	1.5151	0.3326	1.8477
2007	1.5151	0.2217	1.7368
2008	1.5151	0.1108	1.6259
2009	1.5151	0.0000	1.5151

Redemption of Trust Preferred Securities

The trust will redeem all of the outstanding trust preferred securities when the junior subordinated convertible debentures are paid at maturity on October 1, 2034. In addition, if Boston Private redeems any junior subordinated convertible debentures before their maturity, the trust will use the cash it receives on the redemption of the junior subordinated convertible debentures to redeem, on a pro rata basis, trust preferred securities and (unless there is a debenture event of default) common securities having an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated convertible debentures redeemed.

The Junior Subordinated Convertible Debentures—Maturity and Interest

The junior subordinated convertible debentures will mature on October 1, 2034, unless redeemed earlier, and will bear interest at the annual rate of 4.875% of their principal amount, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year beginning January 1, 2005.

The Junior Subordinated Convertible Debentures—Ranking

The junior subordinated convertible debentures are unsecured and rank equally with all of Boston Private’s other existing and future junior subordinated convertible debentures and rank junior to all of Boston Private’s existing and future senior indebtedness. In addition, because Boston Private is a holding company, the junior subordinated convertible debentures are effectively subordinated to the existing and future obligations of Boston Private’s subsidiaries to their creditors (including depositors). See “Ranking” below.

The Junior Subordinated Convertible Debentures—Redemption

Boston Private may elect to redeem the junior subordinated convertible debentures prior to maturity, without payment of premium, for 100% of the principal amount plus accrued and unpaid interest and other amounts to the date of redemption:

•	in whole at any time or in part from time to time on or after October 1, 2009 if the closing price of Boston Private common stock for 20 trading days in a period of 30 consecutive trading days ending on the trading day prior to the mailing of the redemption notice exceeds 130% of the then prevailing conversion price of the trust preferred securities;

•	in whole, but not in part, at any time following certain specified events relating to a change in the bank regulatory, investment company or tax laws that adversely affects the status of the trust, the trust preferred securities or the junior subordinated convertible debentures.

If required by rule or regulation, Boston Private will obtain regulatory approval before any redemption of the junior subordinated convertible debentures.

The Junior Subordinated Convertible Debentures—Events of Default	The following events are “debenture events of default”:

•	Boston Private fails to pay interest within 30 days after the due date, subject to its right to defer interest payments;

•	Boston Private fails to pay principal when due;

•	Boston Private breaches a covenant in the indenture and the breach continues for 90 days after notice to Boston Private by the debenture trustee or to Boston Private and the debenture trustee from the holders of at least 25% of the principal amount of the junior subordinated convertible debentures;

•	certain events occur relating to Boston Private’s bankruptcy, insolvency or reorganization; or

•	the voluntary or involuntary dissolution, winding-up or termination of the trust, except in certain circumstances.

Guarantee

Boston Private fully and unconditionally guarantees, on a subordinated basis, payments of distributions and other amounts due on the trust preferred securities. The guarantee only covers such payments on the trust preferred securities if and to the extent that the trust has sufficient funds available to make such payments. If Boston Private does not make a payment on the junior subordinated convertible debentures, the trust will not have sufficient funds to make payments on the trust preferred securities. In this event, your remedy would be to institute a legal proceeding directly against Boston Private for enforcement of payments under the junior subordinated convertible debentures.

Termination of Boston Private Capital Trust I

Boston Private has the right to terminate the trust at any time and distribute the junior subordinated convertible debentures to you. If Boston Private decides to exercise this right, the trust will, after it satisfies all of its liabilities to its creditors, redeem the trust preferred securities and (unless there is a debenture event of default) the common securities by distributing the junior subordinated convertible debentures to holders of the trust preferred securities and the common securities on a pro rata basis.

Prior to distributing the junior subordinated convertible debentures, Boston Private will obtain any required regulatory approvals.

The trust may also dissolve in circumstances where the junior subordinated convertible debentures will not be distributed. In those situations, the trust will, after it satisfies all of its liabilities to its creditors, pay the liquidation amount of $50.00 for each trust preferred security, plus unpaid distributions to the date the payment is made. The trust will be able to make this distribution of cash only if Boston Private redeems the junior subordinated convertible debentures.

The Trust

Boston Private Capital Trust I is a Delaware statutory trust. The sole assets of the trust are the junior subordinated convertible debentures. The trust has issued the trust preferred securities and the trust’s common securities. All of the trust’s common securities are owned by Boston Private, in an initial aggregate liquidation amount of 3% of the total capital of the trust.

Ranking	Boston Private’s obligations under the trust preferred securities, junior subordinated convertible debentures and guarantee are unsecured and rank as follows with regard to right of payment:

•	the trust preferred securities rank equally with the common securities of the trust. The trust pays distributions on the trust preferred securities and the common securities pro rata. However, if Boston Private defaults with respect to the junior subordinated convertible debentures, then no distributions on the common securities of the trust or Boston Private’s common stock will be paid until all accumulated and unpaid distributions on the trust preferred securities have been paid;

•	Boston Private’s obligations under the junior subordinated convertible debentures and the guarantee are unsecured and generally rank junior in priority to its existing and future indebtedness;

•	because Boston Private is a holding company, the junior subordinated convertible debentures and the guarantee are effectively subordinated to all existing and future liabilities, including deposits, of Boston Private’s bank and other subsidiaries.

Registration Rights

Under a registration rights agreement entered into in connection with the initial offering and sale of the trust preferred securities by the initial purchasers, Boston Private agreed, for the benefit of the holders, to file with the SEC the registration statement of which this prospectus is a part covering (1) resales by the holders of all trust preferred securities (including the guarantee), (2) resales by the holders of all junior subordinated convertible debentures, (3) the issuance of Boston Private common stock upon the conversion of the trust preferred securities resold pursuant to such Registration Statement and (4) the resale of the Boston Private common stock issuable upon conversion of trust preferred securities by the holder thereof. Boston Private will use its reasonable best efforts to cause the registration statement to become effective as promptly as practicable after filing, but in no event later than 180 days after the earliest date of original issuance of any of the trust preferred securities, and keep such registration statement effective, subject to certain exceptions, until the earliest of:

•	the second anniversary of the latest issuance of the trust preferred securities or junior subordinated convertible debentures;

•	the expiration of the holding period applicable to such securities held by non-affiliates of Boston Private under Rule 144(k) of the Securities Act, or any successor provision; and

•	the date when all of the registration securities are sold pursuant to the registration statement.

Special interest and special distributions will accrue on the junior subordinated convertible debentures and the trust preferred securities, respectively, if Boston Private fails to meet its obligations under the registration rights agreement.

Absence of a Public Market for the Trust Preferred Securities	The trust preferred securities are securities for which no market currently exists. Boston Private cannot assure you that any active or liquid market will develop for the trust preferred securities.

Voting Rights

Except in limited circumstances or as required by law, holders of trust preferred securities do not have any voting rights. See “Description of Trust Preferred Securities—Voting Rights; Amendment of the Trust Agreement.”

Book Entry

The trust preferred securities sold pursuant to this prospectus will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York or “DTC,” or its nominee. This means that you will not receive a certificate for your trust preferred securities if they are held through DTC.

ERISA Considerations

Each purchaser and subsequent transferee of the trust preferred securities will be deemed to have represented and warranted that either (i) it is not an employee benefit plan or other similar retirement plan or arrangement, whether or not it is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar laws or regulations), or an entity whose underlying assets are considered to include the assets of any such plans and arrangements (each, a “Plan”) and no part of the assets to be used by it to acquire and/or hold such security or any interest therein constitutes plan assets of any Plan or (ii) the acquisition and holding of such securities by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Code or a violation under any other applicable laws and regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code.

See “ERISA Considerations” in this prospectus.

Use of Proceeds

The selling securityholders will receive all of the net proceeds from the resale of the trust preferred securities (including the related junior subordinated convertible debentures and guarantee) and the Boston Private common stock issuable upon conversion of the trust preferred securities, which they respectively own. Neither Boston Private nor the trust will receive any of the proceeds from the sale of any of those securities.

Certain United States Federal Income Tax Considerations

The trust is classified as a grantor trust and each holder of a trust preferred security is considered the owner of an undivided interest in the assets of the trust. The junior subordinated convertible debentures are intended to be indebtedness of Boston Private. Accordingly, each holder of a trust preferred security is required to include in its gross income and in accordance with its own method of accounting any interest with respect to its allocable share of the junior subordinated convertible debentures. A holder of trust preferred securities generally will not recognize income, gain or loss upon the conversion of its trust preferred securities into Boston Private common stock. Additional tax rules will apply as discussed below in “United States Federal Income Taxation.” You should consult your own tax advisor concerning the tax consequences of owning trust preferred securities.

RISK FACTORS

Before purchasing any trust preferred securities, you should read carefully this prospectus and any documents incorporated by reference and pay special attention to the following risk factors. These are not the only risks and uncertainties we face. Additional risks and uncertainties which we currently consider immaterial or which are not yet known to us could also adversely affect us.

Because the trust relies on the payments it receives on the junior subordinated convertible debentures to fund all payments on the trust preferred securities, and because the trust may distribute the junior subordinated convertible debentures in exchange for the trust preferred securities, you are making an investment regarding the junior subordinated convertible debentures as well as the trust preferred securities. You should carefully review the information in this prospectus about the trust preferred securities, the junior subordinated convertible indentures and the guarantee. Additionally, because the trust preferred securities are convertible into Boston Private common stock as described in this prospectus, you are making an investment decision with regard to Boston Private’s common stock. For this reason, you should also carefully review the information included or incorporated by reference in this prospectus about our business and Boston Private’s common stock.

Risks Related to an Investment in the Trust Preferred Securities

Boston Private’s obligations under the guarantee and the junior subordinated convertible debentures will be subordinated to its existing and future senior indebtedness.

Boston Private’s obligations under the junior subordinated convertible debentures and the guarantee are unsecured and rank junior in priority of payment to all of Boston Private’s existing and future senior indebtedness. As of December 31, 2004, Boston Private had no borrowings outstanding under its $50 million line of credit. Boston Private may in the future choose to issue additional senior debt, and the junior subordinated convertible debentures and the guarantee will rank junior in priority of payment to all outstanding senior debt.

This means that Boston Private cannot make any payments under the guarantee or the junior subordinated convertible debentures if it defaults on payments of any senior indebtedness. In addition, if the maturity of the junior subordinated convertible debentures is accelerated, Boston Private will not be able to make any payments under the guarantee or the junior subordinated convertible debentures until all of its senior indebtedness is paid in full. Finally, if Boston Private liquidates, declares bankruptcy or dissolves, Boston Private would be able to make payments under the guarantee and the junior subordinated convertible debentures only after it has paid all of its liabilities that are senior to the guarantee and the junior subordinated convertible debentures.

In addition, because Boston Private is a holding company, its right to participate in any asset distribution of any of its subsidiaries, on liquidation, reorganization or otherwise, will rank junior to the rights of all creditors of that subsidiary (except to the extent that Boston Private may itself be a creditor of that subsidiary). As a result the trust preferred securities are effectively subordinated to all existing and future liabilities of Boston Private’s subsidiaries, including deposits. At December 31, 2004, Boston Private’s subsidiaries had total liabilities, including deposits, of approximately $2.8 billion.

The trust preferred securities, the guarantee, the junior subordinated convertible debentures and the indenture do not limit Boston Private’s ability to incur additional debt, including debt that is senior to the junior subordinated convertible debentures and the guarantee in priority of payment.

Boston Private’s ability to make payments to the trust or on the guarantee depends in part upon the ability of its bank subsidiaries to pay dividends or make other payments to it, and these are subject to regulatory limitations.

Boston Private is a holding company which is a separate and distinct legal entity from its subsidiaries. Boston Private’s revenues (on a parent company only basis) result in substantial part from dividends paid to Boston Private by its subsidiaries. Payments of dividends to Boston Private by its bank subsidiaries, without prior regulatory approval, are subject to regulatory limitations. In addition to regulatory restrictions on the payment of dividends, Boston Private’s bank subsidiaries are subject to restrictions imposed by federal law on any extensions of credit they make to their affiliates and on investments in stock or other securities of their affiliates. These restrictions prevent affiliates of the banks, including Boston Private, from borrowing from the banks, unless various types of collateral secure the loans. Federal law limits the aggregate amount of loans to and investments in any single affiliate to 10% of a bank’s capital stock and surplus and also limits the aggregate amount of loans to and investments in all affiliates to 20% of a bank’s capital stock and surplus.

Boston Private can defer interest payments on the junior subordinated convertible debentures, causing your distributions under the trust preferred securities to be deferred, which will have adverse tax consequences to you and may affect the market price of the trust preferred securities.

Boston Private can defer interest payments on the junior subordinated convertible debentures for up to 20 consecutive quarterly periods. If Boston Private defers interest payments, the trust will defer paying distributions to you on your trust preferred securities during the same period during which interest is deferred. In addition, if Boston Private pays all interest then accrued and unpaid on the junior subordinated convertible debentures, Boston Private may elect to begin a new deferral period. There is no limitation on the number of times that Boston Private may elect to begin a deferral period.

If Boston Private exercises its right to defer payments of interest on the junior subordinated convertible debentures, you will be required to accrue income (as original issue discount) in respect of the deferred interest allocable to your trust preferred securities for United States federal income tax purposes. As a result, you will be required to recognize income for United States federal income tax purposes before you receive any cash. This accrued but unpaid interest will increase your tax basis in the trust preferred securities. Furthermore, if you sell your trust preferred securities prior to the record date for the deferred distribution payment, you will never receive from Boston Private or the trust the cash related to this interest income and your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you would otherwise realize on the sale. A capital loss generally cannot be applied to offset ordinary income.

As a result of Boston Private’s right to defer interest payments, the market price of the trust preferred securities may be more volatile than the market prices of other securities that are not subject to such deferral options. Boston Private does not currently intend to exercise its right to defer interest payments on the junior subordinated convertible debentures. However, if Boston Private exercises this right in the future, the market price of the trust preferred securities will probably decline and the trust preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the underlying junior subordinated convertible debentures. If you sell your trust preferred securities during a deferral period, you may not receive the same return on your investment as someone who continues to hold the trust preferred securities until the end of the deferral period.

The trust preferred securities guarantee agreement covers payments only if the trust has cash available to make payments to holders of trust preferred securities, which the trust may not have.

The ability of the trust to pay scheduled distributions on the trust preferred securities, the redemption price of the trust preferred securities and the liquidation amount of the trust preferred securities is solely dependent upon Boston Private making the related payments on the junior subordinated convertible debentures to the trust when due. The guarantee only applies when the trust has the cash to make a distribution but fails to do so. If Boston Private defaults in payments on the junior subordinated convertible debentures, the trust will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each trust preferred security. In those circumstances, holders of trust preferred securities will not be able to rely upon the trust preferred securities guarantee agreement for payment of these amounts. Instead, holders of trust preferred securities must rely solely on the property trustee to enforce the trust’s rights under the junior subordinated convertible debentures or may directly sue Boston Private to collect their pro rata share of payments owed.

Distribution of junior subordinated convertible debentures by the trust may depress trading prices to a price below the price that you paid for the trust preferred securities.

Boston Private has the right to dissolve the trust at any time, subject to any necessary regulatory approval. If Boston Private dissolves the trust, the trust will be liquidated by distribution of the junior subordinated convertible debentures to holders of the trust preferred securities and the common securities after satisfaction of liabilities to creditors of the trust.

Your investment in the trust preferred securities may decrease in value if the junior subordinated convertible debentures are distributed to you upon a liquidation of the trust. Boston Private cannot predict the liquidity of the market or market prices, if any, for the junior subordinated convertible debentures that may be distributed. Accordingly, the junior subordinated convertible debentures that you receive upon a distribution, or the trust preferred securities you hold pending such distribution, may trade at a discount to the price that you paid to purchase the trust preferred securities.

Under current interpretations of United States federal income tax laws relating to classification of the trust as a grantor trust for tax purposes, a distribution of the junior subordinated convertible debentures to you upon the dissolution of the trust would not be a taxable event to you. If there is a change in law, a distribution of junior subordinated convertible debentures upon the dissolution of the trust could be a taxable event to you.

Boston Private controls the trust and holders of trust preferred securities have limited voting rights.

As a holder of trust preferred securities, you will have limited voting rights. You can vote only to modify specified terms of the trust preferred securities, or direct the exercise of the trust’s rights as holder of the junior subordinated convertible debentures, or on the removal of the property and Delaware trustees of the trust upon a limited number of events.

As the sole holder of the common securities of the trust, Boston Private can replace or remove the property and the Delaware trustees, unless there is a debenture event of default.

If an event of default exists, the property and the Delaware trustees may be removed only by the holders of a majority in liquidation amount of the outstanding trust preferred securities. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, because these voting rights are vested exclusively in Boston Private as the holder of all of the common securities.

Unless and until you exercise your right to convert your trust preferred securities into shares of Boston Private common stock, you will not have any voting rights with respect to any matters submitted to a vote of Boston Private’s common shareholders.

The trust preferred securities may be redeemed prior to their maturity date and you may not be able to reinvest the proceeds from the redemption at the same or a higher rate of return.

The junior subordinated convertible debentures (and therefore the trust preferred securities) may not be redeemed prior to October 1, 2009, except that they may be redeemed at any time upon the occurrence of certain special events. Boston Private has the right, subject to receipt of any necessary regulatory approval, to redeem the junior subordinated convertible debentures (and therefore the trust preferred securities) in whole or in part at a price equal to 100% of their principal amount plus any accrued and unpaid interest and other amounts at any time on or after October 1, 2009 provided that the closing price of Boston Private common stock exceeds 130% of the then prevailing conversion price of the trust preferred securities for a period of 20 trading days in a period of 30 consecutive trading days ending on the trading day prior to the mailing of the notice of redemption. However, if specified events occur relating to changes in bank regulatory, investment company or tax laws that adversely affect the status of the trust, the trust preferred securities or the junior subordinated convertible debentures, including the event described below under “Changes to the accounting treatment of the trust of Boston Private may result in the disallowance of Tier 1 capital treatment by the Federal Reserve, thereby allowing Boston Private to redeem the trust preferred securities prior to maturity,” then Boston Private will be able at any time following the change in law, subject to receipt of any necessary regulatory approval, to redeem all of the junior subordinated convertible debentures at a price equal to 100% of their principal amount plus an accrued and unpaid interest.

If Boston Private redeems the junior subordinated convertible debentures, the trust must use the redemption price it receives to redeem the trust preferred securities. You may not be able to reinvest the proceeds of the redemption at a rate that is equal to or higher than the rate of return on the trust preferred securities.

The junior subordinated convertible debentures impose only limited restrictive covenants on Boston Private which may not protect your investment in the event that Boston Private experiences financial difficulties or a change in control.

The covenants in the governing documents relating to the trust preferred securities and the junior subordinated convertible debentures are extremely limited. In particular, the junior subordinated convertible debentures do not contain covenants that limit Boston Private’s ability to incur additional senior indebtedness or (except during a deferral period) to pay dividends on or repurchase its capital stock, nor do they contain provisions permitting holders of the trust preferred securities to require the repurchase of their securities in the event of a change in control of Boston Private or a decline in its credit rating. As a result, the governing documents do not fully protect you in the event of an adverse change in Boston Private’s financial condition or results of operations or if Boston Private experiences a change in control.

Upon a change in control where at least 25% of the consideration is to be paid in cash, the conversion ratio will be adjusted as set forth under “Description of the Trust Preferred Securities—Conversion Rights—Conversion Ratio Adjustment upon a Change in Control”. If less than 25% of the consideration is paid in cash, you will not receive any additional shares upon a change in control.

The market price of Boston Private’s common stock has fluctuated, and could fluctuate significantly.

The market price of Boston Private’s common stock has been volatile in the past and could continue to be subject to wide fluctuations, including fluctuations in response to quarterly variations in our operating results, changes in the availability and price of purchased loans, changes in our dividend payments, changes in earnings estimates by analysts, material announcements by us or our competitors, governmental regulatory action, the liquidity of the market for Boston Private’s common stock, changes in general economic or market conditions and broad market fluctuations, or other events or factors, many of which are beyond our control. The stock market has experienced extreme price and volume fluctuations which have affected market prices of smaller capitalization companies and which often have been unrelated to the operating performance of such companies. In addition, our operating results may be below the expectations of securities analysts and investors. In such event, the price of Boston Private’s common stock would likely decline, perhaps, substantially.

In addition, in the future Boston Private may undertake additional sales or distributions of its common stock as consideration for future acquisitions and investments or to raise additional capital. If the number of shares sold is significant, it may cause the market price of its common stock to decline, irrespective of our financial performance.

The trading prices of the trust preferred securities could be significantly affected by the market price of Boston Private’s common stock.

We expect that the trading prices of the trust preferred securities will be significantly affected by the market price of Boston Private’s common stock, which may be affected by a variety of factors as set forth in the immediately preceding risk factor. This relationship may result in greater volatility in the trading prices of the trust preferred securities than would be expected for non-convertible debt securities.

There is no existing market for the trust preferred securities, and even if a market develops, it may be subject to extreme price fluctuations.

There is no established trading market for the trust preferred securities. The initial purchasers have advised Boston Private and the trust that they intend to make a market in the trust preferred securities, but are not obligated to do so and may discontinue market making at any time without notice. Accordingly, there can be no assurance that a market for the trust preferred securities will develop. Furthermore, if a market were to develop, the trading price of the trust preferred securities could widely fluctuate in response to variations in Boston Private’s operating results, general market prices movements, interest rates, developments specifically related to the banking industry, and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations in recent years.

As discussed above, Boston Private has the right to dissolve the trust and to distribute the junior subordinated convertible debentures to holders of trust preferred securities. Under those circumstances, Boston Private will use its reasonable best efforts to list the junior subordinated convertible debentures on the market or exchange the trust preferred securities are then listed, if any. However, there is no existing market for the junior subordinated convertible debentures and, if distributed to holders of trust preferred securities, the junior subordinated convertible debentures will be subject to risks similar to those described in the preceding paragraph.

Risks Relating to Our Business

Our business strategy contemplates significant growth and there are challenges and risk inherent in such a growth strategy.

In recent years, we have experienced rapid growth, both due to the expansion of our existing businesses as well as acquisitions. Among the challenges facing us is the ongoing need to continue to maintain and develop an infrastructure appropriate to support such growth, including in the areas of management personnel, systems, compliance, and risk management, while taking steps to ensure that the related expense incurred is commensurate with the growth in revenues. Accordingly, there is risk inherent in our pursuit of a growth strategy that revenue will not be sufficient to support such expense and generate profitability at the levels we have historically achieved. A significant decrease in revenues or increase in costs may adversely affect our results of operations or financial condition.

In connection with our recent and future acquisitions and to the extent that we acquire other companies in the future, our business may be negatively impacted by certain risks inherent with such acquisitions.

We have in the past considered, and will in the future continue to consider, the acquisition of other banking, investment management companies and financial planning companies, such as our recent acquisitions of Dalton Greiner, First State, Bingham Osborn, Encino and KLS. To the extent that we acquire other companies in the future, our business may be negatively impacted by certain risks inherent with such acquisitions. These risks include the following:

•	the risk that we will incur substantial expenses in pursuing potential acquisitions without completing such acquisitions;

•	the risk that we may lose key clients as a result of the change of ownership to us;

•	the risk that the acquired business will not perform in accordance with our expectations;

•	the risk that difficulties will arise in connection with the integration of the operations of the acquired business with the operations of our banking or investment management businesses, particularly to the extent we are entering new geographic markets;

•	the risk that we will need to make significant investments in infrastructure, controls, staff, emergency backup facilities or other critical business functions that become strained by our growth;

•	the risk that management will divert its attention from other aspects of our business;

•	the risk that we may lose key employees of the acquired business;

•	the risk that unanticipated costs relating to potential acquisitions could reduce our earnings per share;

•	the risk associated with entering into geographic and product markets in which we have limited or no direct prior experience;

•	the risk that we may assume potential liabilities of the acquired company as a result of the acquisition; and

•	the risk that an acquisition will dilute our earnings per share, in both the short and long term, or that it will reduce our tangible capital ratios.

As a result of these risks, any given acquisition, if and when consummated, may adversely affect our results of operations or financial condition. In addition, because the consideration for an acquisition may involve cash, debt or the issuance of shares of our stock and may involve the payment of a premium over book and market values, existing shareholders may well experience dilution in connection with any acquisition.

Attractive acquisition opportunities may not be available to us in the future.

We will continue to consider the acquisition of other businesses. However, we may not have the opportunity to make suitable acquisitions on favorable terms in the future, which could negatively impact the growth of our business. We expect that other banking and financial companies, many of which have significantly greater resources, will compete with us to acquire compatible businesses. This competition could increase prices for acquisitions that we would likely pursue. Also, acquisitions of regulated business such as banks are subject to various regulatory approvals. If we fail to receive the appropriate regulatory approvals, we will not be able to consummate an acquisition that we believe is in our best interests.

If we are required to write down goodwill and other intangible assets, our financial condition and results would be negatively affected.

When we acquire a business, a substantial portion of the purchase price of the acquisition is allocated to goodwill and other identifiable intangible assets. The amount of the purchase price which is allocated to goodwill and other intangible assets is determined by the excess of the purchase price over the net identifiable assets acquired. At December 31, 2004, our goodwill and other identifiable intangible assets were approximately $187 million. Under current standards, if we determine goodwill or intangible assets are impaired, we will be required to write down the value of these assets. We conduct an annual review to determine whether goodwill and other identifiable intangible assets are impaired. We cannot assure you that we will not be required to take an impairment charge in the future. Any impairment charge would have a negative effect on our stockholders’ equity and financial results.

We may not be able to attract and retain banking customers at current levels.

Competition in the local banking industry coupled with our relatively small size may limit the ability of our banking subsidiaries, Boston Private Bank, Borel Private Bank and First State to attract and retain banking customers.

In particular, the banks’ competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit and investment needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits and range and quality of services provided. Our banks also face competition from out-of-state financial intermediaries which have opened low-end production offices or which solicit deposits in their respective market areas.

Because our banks maintain smaller staffs and have fewer financial and other resources than larger institutions with which they compete, they may be limited in their ability to attract customers. In addition, some of the banks’ current commercial banking customers may seek alternative banking sources as they develop needs for credit facilities larger than our banks can accommodate.

If our banks are unable to attract and retain banking customers, they may be unable to continue their loan growth and their results of operations and financial condition may otherwise be negatively impacted.

We may not be able to attract and retain investment management clients at current levels.

Due to the intense competition in the investment management business, Boston Private Bank and our investment management subsidiaries, Westfield, Sand Hill, Boston Private Value Investors, Inc. and Dalton Greiner may not be able to attract and retain investment management clients at current levels. Competition is especially strong in our geographic market area, because there are numerous well-established and successful investment management firms in New York, Boston and in Northern California. Many of our competitors have greater resources than we have.

Our ability to successfully attract and retain investment management clients is dependent upon our ability to compete with competitors’ investment products, level of investment performance, client services and marketing and distribution capabilities. If we are not successful, our results from operations and financial position may be negatively impacted.

For the quarter ended December 31, 2004, approximately 45.1% of our revenues were derived from investment management contracts which are typically terminable upon less then 30 days’ notice. Most of our clients may withdraw funds from accounts under management generally in their sole discretion. Westfield, Sand Hill, Boston Private Value Investors, RINET and Dalton Greiner are our major investment management subsidiaries, and their combined financial performance is a significant factor in our overall results of operations and financial condition.

Moreover, Westfield and Dalton Greiner receive some performance-based fees. The amount of these fees is impacted directly by the investment performance of Westfield and Dalton Greiner. As a result, the future revenues and earnings from such fees may fluctuate and may be affected by conditions in the capital markets and other general economic conditions.

Our investment management business is highly dependent on people to produce investment returns and to solicit and retain clients.

We rely on our investment managers to produce investment returns. We believe that investment performance is one of the most important factors for the growth of our assets under management. Poor investment performance could impair our revenues and growth because:

•	existing clients might withdraw funds in favor of better performing products, which would result in lower investment advisory fees; or

•	our ability to attract funds from existing and new clients might diminish.

The market for investment managers is extremely competitive and is increasingly characterized by frequent movement of investment managers among different firms. In addition, our individual investment managers often have regular direct contact with particular clients, which can lead to a strong client relationship based on the client’s trust in that individual manager. The loss of a key investment manager could jeopardize our relationships with our clients and lead to the loss of client accounts. Losses of such accounts could have a material adverse effect on our results of operations and financial condition.

In addition to the loss of key investment managers, our investment management business is dependent on the integrity of our asset managers and our employees. If an asset manager or employee were to misappropriate any client funds, the reputation of our asset management business could be negatively affected, which may result in the loss of accounts and have a material adverse effect on our results of operations and financial condition.

We may not be able to attract and retain financial planning clients at current levels.

Like our investment management business, our financial planning business is subject to intense competition, and our ability to attract and retain financial planning clients is dependent upon the delivery of planning and related services which are favorably perceived in the marketplace. Client contracts must typically be renewed on an annual basis and are terminable upon relatively short notice. If we are not successful in attracting or retaining our financial planning clients, our results from operations and financial position may be negatively impacted.

Defaults in the repayment of loans may negatively impact our business.

Defaults in the repayment of loans by our banks’ customers may negatively impact our businesses. A borrower’s default on its obligations under one or more of the banks’ loans may result in lost principal and interest income and increased operating expenses as a result of the allocation of management time and resources to the collection and work-out of the loan.

In certain situations, where collection efforts are unsuccessful or acceptable work-out arrangements cannot be reached, our banks may have to write-off the loan in whole or in part. In such situations, the banks may acquire any real estate or other assets, if any, which secure the loan through foreclosure or other similar available remedies. In such cases, the amount owed under the defaulted loan often exceeds the value of the assets acquired.

Our banks’ management periodically makes a determination of an allowance for loan losses based on available information, including the quality of their loan portfolio, certain economic conditions, the value of the underlying collateral and the level of its non-accruing loans. Provisions to this allowance result in an expense for the period. If, as a result of general economic conditions or an increase in defaulted loans, management determines that additional increases in the allowance for loan losses are necessary, the bank will incur additional expenses.

In addition, bank regulatory agencies periodically review our banks’ allowance for loan losses and the values they attribute to real estate acquired through foreclosure or other similar remedies. Such regulatory agencies may require the banks to adjust their determination of the value for these items. These adjustments could negatively impact the banks’ results of operations or financial position.

A downturn in local economies or real estate markets could negatively impact our banking business.

A downturn in the local economies or real estate markets could negatively impact our banking business. Primarily, our banks serve individuals and smaller businesses located in eastern Massachusetts and adjoining areas, with a particular concentration in the Greater Boston Metropolitan Area, as well as clients located in Northern and Southern California. The ability of the banks’ customers to repay their loans is impacted by the economic conditions in these areas. The banks’ commercial loans are generally concentrated in the following customer groups:

•	real estate developers and investors;

•	financial service providers;

•	technology companies;

•	manufacturing and communications companies;

•	professional service providers;

•	general commercial and industrial companies; and

•	individuals.

Our banks’ commercial loans, with limited exceptions, are secured by either real estate (usually income producing residential and commercial properties), marketable securities or corporate assets (usually accounts receivable, equipment or inventory). Substantially all of our banks’ residential mortgage and home equity loans are secured by residential property in eastern Massachusetts and Northern and Southern California. Consequently, our banks’ ability to continue to originate real estate loans may be impaired by adverse changes in local and regional economic conditions in the real estate markets, or by acts of nature, including earthquakes and flooding. Due to the concentration of real estate collateral, these events could have a material adverse impact on the ability of our banks’ borrowers to repay their loans and affect the value of the collateral securing these loans.

Environmental liability associated with commercial lending could result in losses.

In the course of business, our banks may acquire, through foreclosure, properties securing loans they have originated or purchased which are in default. Particularly in commercial real estate lending, there is a risk that hazardous substances could be discovered on these properties. In this event, we, or our respective bank subsidiaries, might be required to remove these substances from the affected properties at our sole cost and expense. The cost of this removal could substantially exceed the value of affected properties. We may not have adequate remedies against the prior owner or other responsible parties and could find it difficult or impossible to sell the affected properties. These events could have a material adverse effect on our business, financial condition and operating results.

Fluctuations in interest rates may negatively impact our banking business.

Fluctuations in interest rates may negatively impact the business of our banks. Our banks’ main source of income from operations is net interest income, which is equal to the difference between the interest income received on interest-bearing assets (usually loans and investment securities) and the interest expense incurred in connection with interest-bearing liabilities (usually deposits and borrowings). These rates are highly sensitive to many factors beyond our control, including general economic conditions, both domestic and foreign, and the monetary and fiscal policies of various governmental and regulatory authorities. Our banks’ net interest income can be affected significantly by changes in market interest rates. Changes in relative interest rates may reduce our banks’ net interest income as the difference between interest income and interest expense decreases. As a result, our banks have adopted asset and liability management policies to minimize the potential adverse effects of changes in interest rates on net interest income, primarily by altering the mix and maturity of loans, investments and funding sources. However, even with these policies in place, we cannot assure you that a change in interest rates will not negatively impact our results from operations or financial position.

Moreover, an increase in interest rates could have a negative impact on our banks’ results of operations by reducing the ability of borrowers to repay their current loan obligations, which could not only result in increased loan defaults, foreclosures and write-offs, but also necessitate further increases to the banks’ allowances for loan losses. Increases in interest rates, in certain circumstances, may also lead to high levels of loan prepayments, as described below, which may also have an adverse impact on our net interest income.

Prepayment of loans may negatively impact our business

Generally, our banks’ customers may prepay the principal amount of their outstanding loans at any time. The speed at which such prepayments occur, as well as the size of such prepayments, are within our customers’ discretion. If customers prepay the principal amount of their loans, and we are unable to lend those funds to other borrowers or invest the funds at the same or higher interest rates, our interest income will be reduced. A significant reduction in interest income could have a negative impact on our results of operations and financial condition.

Our cost of funds for banking operations may increase as a result of general economic conditions, interest rates and competitive pressures.

Our cost of funds for banking operations may increase as a result of general economic conditions, interest rates and competitive pressures. Our banks have traditionally obtained funds principally through deposits and through borrowings. As a general matter, deposits are a cheaper source of funds than borrowings, because interest rates paid for deposits are typically less than interest rates charged for borrowings. Historically and in comparison to commercial banking averages, our banks have had a higher percentage of their time deposits in denominations of $100,000 or more. Within the banking industry, the amounts of such deposits are generally considered more likely to fluctuate than deposits of smaller denominations. If, as a result of general economic conditions, market interest rates, competitive pressures or otherwise, the value of deposits at our banks decrease relative to their overall banking operations, our banks may have to rely more heavily on borrowings as a source of funds in the future.

Our investment management business may be negatively impacted by changes in economic and market conditions.

Our investment management business may be negatively impacted by changes in general economic and market conditions because the performance of such business is directly affected by conditions in the financial and securities markets. The financial markets and the investment management industry in general have experienced strong performance and growth in the past two years. The financial markets and businesses operating in the securities industry, however, are highly volatile (meaning that performance results can vary greatly within short periods of time) and are directly affected by, among other factors, domestic and foreign economic conditions and general trends in business and finance, all of which are beyond our control. We cannot assure you that broad market performance will be favorable in the future. The world financial and securities markets will likely continue to experience significant volatility as a result of, among other things, volatility in oil prices and other world economic and political conditions. A decline in the financial markets or a lack of sustained growth may result in a corresponding decline in our performance and may adversely affect the assets that we manage.

In addition, our management contracts generally provide for fees payable for investment management services based on the market value of assets under management, although a portion of Westfield’s and Dalton Greiner’s contracts also provide for the payment of fees based on investment performance in addition to a base fee. Because most contracts provide for a fee based on market value of securities, fluctuations in securities prices may have a material adverse effect on our results of operations and financial condition.

Our investment management business is highly regulated which could limit or restrict our activities and impose fines or suspensions on the conduct of our business.

Our investment management business is highly regulated, primarily at the federal level. The failure of any of our subsidiaries that provide investment management services to comply with applicable laws or regulations could result in fines, suspensions of individual employees or other sanctions including revocation of such subsidiary’s registration as an investment adviser.

All of our investment adviser and financial planning affiliates are registered investment advisers under the Investment Advisers Act. The Investment Advisers Act imposes numerous obligations on registered investment advisers, including fiduciary, record keeping, operational and disclosure obligations. These subsidiaries, as investment advisers, are also subject to regulation under the federal and state securities laws and the fiduciary laws of certain states. In addition, Westfield and Sand Hill act as sub-advisers to mutual funds which are registered under the Investment Company Act of 1940 and are subject to that act’s provisions and regulations.

We are also subject to the provisions and regulations of the Employee Retirement Income Security Act of 1974, or ERISA, to the extent we act as a “fiduciary” under ERISA with respect to certain of our clients. ERISA and the applicable provisions of the federal tax laws impose a number of duties on persons who are fiduciaries under ERISA and prohibit certain transactions involving the assets of each ERISA plan which is a client, as well as certain transactions by the fiduciaries (and certain other related parties) to such plans.

In addition, applicable law provides that all investment contracts with mutual fund clients may be terminated by the clients, without penalty, upon no more than 60 days’ notice. Investment contracts with institutional and other clients are typically terminable by the client, also without penalty, upon 30 days’ notice.

We do not directly manage investments for clients, do not directly provide any investment management services and, therefore, are not a registered investment adviser. Boston Private Bank, Borel Private Bank and First State Bank are generally exempt from the regulatory requirements of the Investment Advisors Act, but are subject to extensive regulation by the FDIC, the Massachusetts Commissioner of Banks, and the California Department of Financial Institutions.

Our banking business is highly regulated which could limit or restrict our activities and impose financial requirements or limitations on the conduct of our business.

Bank holding companies and state chartered banks operate in a highly regulated environment and are subject to supervision and examination by federal and state regulatory agencies. We are subject to the Bank Holding Company Act and to regulation and supervision by the Board of Governors of the Federal Reserve System, or the Federal Reserve Board. Boston Private Bank, as a Massachusetts chartered trust company the deposits of which are insured by the FDIC, is subject to regulation and supervision by the Massachusetts Commissioner of Banks and the FDIC. Borel Private Bank and First State Bank as a California banking corporations, are subject to regulation by the California Department of Financial Institutions and the FDIC.

Federal and state laws and regulations govern numerous matters including changes in the ownership or control of banks and bank holding companies, maintenance of adequate capital and the financial condition of a financial institution, permissible types, amounts and terms of extensions of credit and investments, permissible non-banking activities, the level of reserves against deposits and restrictions on dividend payments. The FDIC, the California Department of Financial Institutions and the Massachusetts Commissioner of Banks possess cease and desist powers to prevent or remedy unsafe or unsound practices or violations of law by banks subject to their regulation, and the Federal Reserve Board possesses similar powers with respect to bank holding companies. These and other restrictions limit the manner in which we and our banks may conduct business and obtain financing.

Furthermore, our banking business is affected not only by general economic conditions, but also by the monetary policies of the Federal Reserve Board. Changes in monetary or legislative policies may affect the interest rates our banks must offer to attract deposits and the interest rates they must charge on their loans, as well as the manner in which they offer deposits and make loans. These monetary policies have had, and are expected to continue to have, significant effects on the operating results of depository institutions generally, including our banks.

Adverse developments in our litigation could negatively impact our business.

Since 1984, Borel has served as the trustee of a private family trust (the “Trust”), which was a joint owner of certain real property known as the Guadalupe Oil Field. In litigation commenced in 1994, certain beneficiaries of the Trust have claimed Borel breached its fiduciary duties in managing oil and gas leases on the Guadalupe Oil Field and, following the discovery of environmental contamination on the property, by negotiating, and later finalizing, a Settlement Agreement and Purchase and Sale Agreement conveying the property to Union Oil Company of California (d/b/a UNOCAL), the operator of the oil field. In the first of the lawsuits, in which the beneficiaries sought to remove Borel as trustee, Borel prevailed and obtained final judgment in its favor. In various related lawsuits, there have been numerous procedural decisions by the trial court and by the California Court of Appeal. Borel has prevailed on all material issues. In the several actions still pending, the plaintiff beneficiaries seek the unwinding of the Settlement and Purchase and Sale Agreements, the return of the Guadalupe Oil Field to the Trusts, and unspecified damages against Borel for alleged mismanagement of the Guadalupe Oil Field and for sale of the property. In a 1998 trial of the action to remove Borel as trustee, the petitioning beneficiaries submitted expert testimony to the effect that Borel’s actions had damaged the trust in the amount of $102 million. The trial court found this testimony unpersuasive in that context; but neither the issue of damages nor the issue of Borel’s liability has been finally determined. Borel will continue to litigate these matters vigorously. While the ultimate outcome of these proceedings cannot be predicted with certainty, at the present time, Borel’s management, based on consultation with legal counsel, believes there is no basis to conclude that liability with respect to this matter is probable or that such liability can be reasonably estimated.

Adverse developments in these lawsuits could have a material adverse affect on Borel Private Bank’s business or the combined business of our banks.

On May 3, 2002, the Retirement Board of Allegheny County filed a complaint in Pennsylvania state court against Westfield and Grant D. Kalson & Associates bringing breach of contract and other claims for an alleged “opportunity loss,” notwithstanding that the Fund administered by the Retirement Board grew substantially under Westfield’s and Kalson’s management. Westfield and Kalson have defended the claim vigorously and will continue to do so. Summary judgment papers are scheduled to be served in spring 2005. Adverse developments in the Westfield litigation could have a material effect on Westfield’s business.

We are subject to regulatory capital adequacy guidelines, and if we fail to meet these guidelines our financial condition would be adversely affected.

Under regulatory capital adequacy guidelines and other regulatory requirements, Boston Private and its subsidiary banks must meet guidelines that include quantitative measures of assets, liabilities and certain off-balance sheet items, subject to qualitative judgments by regulators about components, risk weightings and other factors. If we fail to meet these minimum capital guidelines and other regulatory requirements, our financial condition would be materially and adversely affected. The regulatory accords on international banking institutions to be reached by the Basel Committee on Banking Supervision may require us to meet additional capital adequacy measures. We cannot predict the final form of, or the effects of, the regulatory accords. Our failure to maintain the status of “well capitalized” under our regulatory framework could affect the confidence of our clients in us, thus compromising our competitive position. In addition, failure to maintain the status of “well capitalized” under our regulatory framework or “well managed” under regulatory exam procedures could compromise our status as a financial holding company and related eligibility for a streamlined review process for acquisition proposals.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the other documents we incorporate by reference herein and therein and all accompanying prospectus supplements include or may include forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, including statements regarding our strategy, effectiveness of investment programs, evaluations of future interest rate trends and liquidity, expectations as to growth in assets, deposits and results of operations, receipt of regulatory approval for pending acquisitions, success of acquisitions, future operations, market position, financial position, and prospects, plans and objectives of management are forward-looking statements.

Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth under the headings “Risk Factors” and “Recent Developments” in this prospectus, and under the heading “Risk Factors and Factors Affecting Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2004 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2004 filed with the SEC and incorporated by reference in this prospectus. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Our actual results could differ materially from those projected in the forward-looking statements as the result of, among other factors, changes in interest rates, changes in the securities or financial markets, a deterioration in general economic conditions on a national basis or in the local markets in which we operate, including changes which adversely affect borrowers’ ability to service and repay our loans, changes in loan defaults and charge-off rates, reduction in deposit levels necessitating increased borrowing to fund loans and investments, the risk that difficulties will arise in connection with the integration of the operations of acquired businesses with the operations of our banking or investment management businesses, the passing of adverse government regulation, and changes in assumptions used in making such forward-looking statements. This is not an exhaustive list and as a result of variations in any of these factors actual results may differ materially from any forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not place undue reliance on these forward-looking statements. We will not update forward-looking statements to reflect facts, assumptions, circumstances or events which have changed after a forward-looking statement was made.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown. For the purpose of computing the ratios of earnings to fixed charges, earnings represent income before income taxes and change in accounting principle, plus fixed charges. Fixed charges include all interest expense and the proportion deemed representative of the interest factor of rent expense. These ratios are presented both including and excluding interest on deposits.

	Year Ended December 31,
	2004	2003	2002	2001	2000
Ratio of Earnings to Fixed Charges
Excluding interest on deposits	4.49	4.03	4.57	3.02	4.51
Including interest on deposits	2.51	2.28	2.22	1.48	1.69

USE OF PROCEEDS

The selling securityholders will receive all the net proceeds from the resale of the trust preferred securities (including the related junior subordinated convertible debentures and guarantee) and the Boston Private common stock issuable upon conversion of the trust preferred securities, which they respectively own. Neither Boston Private nor the trust will receive any of the proceeds from the sale of any of those securities.

MARKET FOR AND DIVIDENDS ON BOSTON PRIVATE COMMON STOCK

Boston Private’s common stock trades on the Nasdaq National Market under the symbol “BPFH.” The following table shows the high and low sale prices of and dividends paid on Boston Private’s common stock (adjusted for all stock splits and stock dividends through April 4, 2005) for the periods indicated.

	High	Low	Cash Dividend per Share
2001
First Quarter	$20.50	$14.88	$0.035
Second Quarter	$22.40	$16.08	$0.035
Third Quarter	$24.40	$17.34	$0.035
Fourth Quarter	$23.76	$16.45	$0.035

2002
First Quarter	$26.99	$20.65	$0.040
Second Quarter	$27.75	$22.75	$0.040
Third Quarter	$25.02	$16.76	$0.040
Fourth Quarter	$22.37	$16.98	$0.040

2003
First Quarter	$21.38	$14.11	$0.050
Second Quarter	$21.59	$14.02	$0.050
Third Quarter	$24.80	$21.76	$0.050
Fourth Quarter	$27.09	$23.24	$0.050

2004
First Quarter	$28.49	$23.40	$0.060
Second Quarter	$26.56	$21.60	$0.060
Third Quarter	$29.00	$21.63	$0.060
Fourth Quarter	$28.00	$24.50	$0.060

2005
First Quarter	$27.04	$26.58	$0.070
Second Quarter (through April 4, 2005)	$28.68	$23.40	(1)

(1)	The second quarter’s cash dividend has not been declared as of the date of this prospectus.

On April 4, 2005, the last reported sale price of Boston Private’s common stock as reported by the Nasdaq National Market was $24.10 per share.

As of December 31, 2004, there were 27,657,377 shares of our common stock outstanding held by approximately 994 shareholders of record. The transfer agent and registrar for Boston Private’s common stock is EquiServe Trust Company N.A.

DIVIDEND POLICY ON BOSTON PRIVATE COMMON STOCK

We generally pay quarterly dividends on our common stock. As a bank holding company, substantially all of our net earnings are generated by our subsidiaries, which make these funds available to us in the form of dividends. Consequently, our ability to pay dividends is subject to our subsidiaries’ ability to pay dividends to us. Additionally our banks’ ability to pay dividends is limited by certain regulatory requirements with respect to the size of their respective statutory surplus levels. The declaration and amount of dividends is subject to the discretion of our board of directors and will depend upon various factors, including, in addition to the foregoing, our net earnings, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors.

REGULATORY CAPITAL RATIOS

The following table sets forth our consolidated capital ratios as of December 31, 2004.

Tier I risk-based capital ratio	10.92%
Total risk-based capital ratio	12.17%
Leverage ratio	7.88%

ACCOUNTING TREATMENT

Non-consolidation of the trust

Issuer trusts that issue trust preferred securities such as Boston Private Capital Trust I meet the characteristics of a variable interest entity and, accordingly, the accounting profession has determined that such issuer trusts are no longer permitted to be consolidated under the provisions of FIN 46R. Therefore, our balance sheet reflects the junior subordinated convertible debentures issued to the trust as long-term debt, and the common securities purchased from the trust as an asset. Additionally, for financial reporting purposes, we reflect the interest expense on the corresponding junior subordinated convertible debentures, and dividend income from distributions from the trust on the common securities in our consolidated statement of operations.

REGULATORY TREATMENT

Boston Private is required by the Federal Reserve to maintain certain levels of capital for bank regulatory purposes. Based on the Final Rule, the Federal Reserve indicated that trust preferred securities will continue to qualify as Tier 1 capital but with stricter quantitative limits and clearer qualitative standards. As a result, Boston Private will continue to report the trust preferred securities as Tier 1 capital. Capital received from the proceeds of the private placement of the trust preferred securities, together with proceeds of any other similar preferred securities, cannot constitute more than 25% of the sum of all core capital elements of Boston Private, net of goodwill and intangibles. Core capital elements include common stockholders equity, qualifying trust preferred securities and minority interests. Amounts in excess of the 25% capital limitation will constitute Tier 2 or supplementary capital of Boston Private. As of December 31, 2004, approximately $108 million of the private placement and other trust preferred securities qualified as Tier 1 capital.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2004. The capitalization table below excludes $275.2 million of Federal Home Loan Bank debt as of December 31, 2004. This amount is excluded because we do not consider these borrowings as long-term debt because such borrowings are used to fund a portion of our assets in order to better manage interest rate risk and to help protect our net interest margin. The outstanding share information in the table below excludes 3,463,407 shares issuable upon the exercise of outstanding stock options and 4,094,894 shares reserved for issuance under our equity incentive plans. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes in our most recent periodic reports filed with the SEC and incorporated by reference in this prospectus.

As of December 31, 2004
Junior Subordinated Debentures	$6,186
Junior Subordinated Convertible Debentures	108,248 (1)

Total Debentures	114,434

Stockholders’ equity:
Common stock, $1.00 par value, 70,000,000 shares authorized; 27,657,377 shares issued and outstanding, actual and as adjusted	27,657
Additional paid-in capital	188,719
Unearned compensation	(4,829)
Retained earnings	110,189
Accumulated comprehensive loss	(509)

Total stockholders’ equity	321,227

Total capitalization	$435,661

(1)	Includes $3.248 million of junior subordinated convertible debentures to be purchased by the trust with the proceeds of the sale of $3.248 million of common securities to Boston Private.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table presents selected consolidated financial information, which should be read in conjunction with our financial statements, and the notes thereto, and the information contained in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are incorporated by reference into this prospectus. The selected historical financial data as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004 is derived from our audited financial statements and related notes, which are incorporated by reference into this prospectus. The selected historical financial data for prior years is derived from our audited financial statements, which are not incorporated by reference into this prospectus. In the opinion of our management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data as of those dates and for those periods. The results of operations for interim periods are not necessarily indicative of a full year’s operations.

	As of and For the Years Ended December 31,
	2004	2003(4)	2002	2001(3)	2000

Balance Sheet:
Total balance sheet assets	$3,270,277	$2,196,297	$1,820,741	$1,509,479	$1,294,564
Total loans (excluding loans held for sale)	2,248,600	1,612,564	1,301,726	1,097,417	878,932
Allowance for loan losses	27,937	20,172	17,050	14,521	11,500
Investment securities and short term investments	539,103	396,746	322,734	284,309	215,874
Cash and cash equivalents	128,914	93,488	97,529	58,281	110,767
Goodwill and intangible assets	187,163	20,318	18,007	17,207	18,371
Deposits	2,386,368	1,658,461	1,400,333	1,145,329	1,002,462
Borrowed funds	474,171	263,620	218,389	190,978	139,878
Stockholders’ equity	321,227	235,452	167,382	139,631	128,625

Statement of Operations:
Interest and dividend income	$120,645	92,680	90,293	92,479	79,152
Interest expense	32,066	24,915	26,265	38,321	35,863

Net interest income	88,579	67,765	64,028	54,158	43,289
Provision for loan losses	4,567	3,155	2,495	3,010	2,160

Net interest income after provision for loan losses	84,012	64,610	61,533	51,148	41,129
Fees and other income	108,213	65,867	51,868	51,271	39,174
Operating expense and minority interest	140,298	95,850	78,763	83,181	54,790

Income before income taxes	51,927	34,627	34,638	19,238	25,513
Income tax expense	18,293	12,804	10,893	7,692	8,843

Net income	$33,634	$21,823	$23,745	$11,546	$16,670

Per Share Data:
Basic earnings per share	$1.23	$0.95	$1.06	$0.52	$0.87
Diluted earnings per share	$1.18	$0.92	$1.02	$0.50	$0.85
Average common shares outstanding	27,313,171	22,954,937	22,412,665	22,119,726	19,094,010
Average diluted shares outstanding	28,963,856	23,846,973	23,357,066	23,053,052	19,714,510
Cash dividends per share	$0.24	0.20	0.16	0.14	0.12
Book value	$11.61	9.36	7.42	6.28	5.87
Tangible book value	4.85	8.55	6.62	5.50	5.03

	As of and For the Years Ended December 31,
	2004	2003(4)	2002	2001(3)	2000

Other Data:
Nonperforming assets	1,514	1,311	1,057	904	1,303
Client assets under management and advisory	19,306,000	10,966,000	6,441,000	6,529,000	6,758,000

Selected Operating Ratios:
Return on average assets	1.18%	1.06%	1.42%	0.80%	1.55%
Return on average equity	11.42%	12.16%	15.36%	8.28%	19.48%
Interest rate spread(1)	3.33%	3.35%	3.80%	3.52%	3.59%
Net interest margin(1)	3.61%	3.64%	4.19%	4.18%	4.43%
Total fees and other income/ total revenue(2)	54.99%	49.37%	44.75%	48.63%	47.50%

Asset Quality Ratios:
Nonperforming loans to total loans	0.05%	0.08%	0.08%	0.08%	0.15%
Nonperforming assets to total assets	0.05%	0.06%	0.06%	0.06%	0.10%
Allowance for loan losses to nonperforming loans	2,457.08%	1,538.67%	1,613.06%	1,606.31%	882.58%
Net loans recovered (charged-off) to average loans	0.00%	0.00%	0.00%	0.00%	0.01%

(1)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets on a fully-taxable equivalent basis, and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income on a fully-taxable equivalent basis as a percentage of average interest-earning assets.
(2)	Total revenue is defined as net interest income plus fees and other income.
(3)	Earnings for 2001 include $9.7 million of merger expenses, net of tax which reduced our diluted earnings per share by $0.42, and reduced return on average assets and the return on average equity.
(4)	Net income for 2003 was reduced by $3.0 million, or $0.12 per diluted share, for the REIT tax adjustment and the lease accrual described in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Return on average assets and return on average equity were also reduced.

BOSTON PRIVATE CAPITAL TRUST I

Boston Private Capital Trust I is a statutory trust created under Delaware law. The trust exists for the exclusive purposes of:

•	issuing and selling the trust preferred securities, which represent undivided beneficial ownership interests in the trust’s assets;

•	issuing and selling the common securities to Boston Private in a total liquidation amount equal to at least 3% of the trust’s total capital;

•	using the proceeds from the issuances to buy Boston Private’s junior subordinated convertible debentures; and

•	engaging in only those other activities necessary, advisable or incidental to the above, such as registering the transfer of trust preferred securities.

The property trustee holds title to the junior subordinated convertible debentures for the benefit of the holders of the trust preferred securities and, as holder of the junior subordinated convertible debentures, has the power to exercise all rights, powers and privileges of a holder of junior subordinated convertible debentures under the indenture.

The junior subordinated convertible debentures are the sole assets of the trust, and, accordingly, interest payments under the junior subordinated convertible debentures are the sole revenues of the trust.

Boston Private owns all of the common securities of the trust, which have an aggregate liquidation amount equal to at least 3% of the total capital of the trust. The common securities rank on a parity with, and payments are made on the common securities pro rata with, the trust preferred securities, except that upon an event of default under the trust agreement resulting from a debenture event of default, Boston Private’s rights as holder of the common securities to distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the trust preferred securities.

The trust has a term of 35 years, but may terminate earlier as provided in the trust agreement. The trust’s business and affairs are conducted by the trustees. The trustees for the trust will be SunTrust Bank, as the property trustee, SunTrust Delaware Trust Company, as the Delaware trustee, and three administrative trustees who are our employees or officers. SunTrust Bank, as property trustee, acts as sole indenture trustee under the trust agreement. SunTrust Bank also acts as guarantee trustee under the guarantee and as debenture trustee under the indenture. Boston Private, the holder of the common securities of the trust, is entitled generally to appoint, remove or replace any of the trustees and to increase or decrease the number of trustees; provided that the number of trustees is at least three and that at least one trustee is a property trustee, one trustee is a Delaware trustee and one trustee is an administrative trustee. In the event of a default under the trust agreement, however, the holders of a majority in liquidation amount of the trust preferred securities may appoint, remove or replace the property trustee and/or the Delaware trustee. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees; such voting rights will be vested exclusively in Boston Private, the holder of the common securities.

The duties and obligations of each trustee are governed by the trust agreement. As issuer of the junior subordinated convertible debentures, Boston Private pays all fees, expenses, debts and obligations (other than the payment of distributions and other payments on the trust preferred securities) related to the trust and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the trust.

The trust does not have separate financial statements. Boston Private does not believe that holders of the trust preferred securities would find these financial statements helpful because:

•	all of the voting securities of the trust are owned, directly or indirectly, by Boston Private, a reporting company under the Exchange Act;

•	the trust has no independent operations and exists for the sole purpose of issuing the trust preferred securities and investing the proceeds in junior subordinated convertible debentures issued by Boston Private; and

•	Boston Private’s obligations described in this prospectus, taken together, constitute a full and unconditional guarantee of payments due on the trust preferred securities.

For so long as the trust preferred securities remain outstanding, Boston Private has agreed:

•	to cause the trust to remain a statutory trust and not to voluntarily dissolve, wind-up, liquidate or terminate except as permitted by the trust agreement;

•	to maintain directly or indirectly ownership of all of the common securities of the trust;

•	to use its commercially reasonable efforts to ensure that the trust will not be an “investment company” under the Investment Company Act of 1940, as amended from time to time, or any successor legislation; and

•	to take no action that would be reasonably likely to cause the trust to be classified as an association or a partnership taxable as a corporation for United States federal income tax purposes.

The rights of holders of trust preferred securities, including economic rights, rights to information and voting rights, are set forth in the trust agreement, Delaware law and the Trust Indenture Act. The trust agreement and the guarantee also incorporate by reference the Trust Indenture Act.

It is anticipated that the trust will not be subject to reporting requirements under the Exchange Act.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

We have summarized below the terms and provisions of the trust preferred securities. This summary is not a complete description of all of the terms and provisions of the trust preferred securities. For more information, we refer you to the trust agreement, the Trust Indenture Act and the Delaware Business Trust Act because they, and not this description, define your rights as a holder of the trust preferred securities. The trust agreement has been filed as an exhibit to the registration statement, of which this prospectus is a part.

The trust preferred securities represent undivided beneficial interests in the assets of the trust. The holders of trust preferred securities are entitled to a preference over holders of the common securities of the trust in certain circumstances with respect to distributions and amounts payable on redemption or liquidation. Holders of trust preferred securities also have certain other benefits as described in the trust agreement.

General

The trust preferred securities rank equally, and payments on the trust preferred securities are made pro rata, with the common securities of the trust except as described under “—Subordination of Common Securities.” Legal title to the junior subordinated convertible debentures issued to the trust are being held by the property trustee in trust for the benefit of the holders of the trust preferred securities and for Boston Private as holder of the common securities of the trust. The guarantee agreement that Boston Private executed for the benefit of the holders of the trust preferred securities is a guarantee on a subordinated basis with respect to the trust preferred securities, but does not guarantee payment of distributions or amounts payable on redemption of the trust preferred securities or liquidation of the trust when the trust does not have funds available to make such payments. See “Description of Guarantee.”

Distributions

The trust preferred securities represent undivided beneficial interests in the assets of the trust. Distributions on the trust preferred securities are cumulative and accumulate from the date they are first issued at the annual rate of 4.875% of the liquidation amount of $50.00 per trust preferred security. Distributions are payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning January 1, 2005. Distributions not paid when due will themselves accumulate additional distributions, compounded quarterly, at the annual rate of 4.875% on the amount of unpaid distributions, to the extent permitted by law. The term “distributions” as used in this prospectus includes quarterly distributions and interest on quarterly distributions not paid on the applicable distribution date unless otherwise stated as well as special distributions described in “—Additional Amounts” and “Description of the Registration Rights Agreement.”

If distributions are payable on a date that is not a business day, payment will be made on the next succeeding day that is a business day (without any interest or other payment in respect of the delay), with the same force and effect as if made on the originally specified date. However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day. A “business day” means any day other than a Saturday or a Sunday, or a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to remain closed. Each date on which distributions are payable is referred to in this prospectus as a distribution date.

Distributions on the trust preferred securities (other than distributions on a redemption date) are payable to the holders thereof as they appear on the register of the trust as of 5:00 p.m., New York City time, on the relevant record dates. The record date for distributions on the trust preferred securities will be the fifteenth day of the month, whether or not a business day, in the month prior to which the relevant distribution date occurs (or would have occurred but for the fact that the date that such distribution was payable was not a business day). Distributions payable on any trust preferred securities that are not punctually paid on any distribution date will cease to be payable to the person in whose name such trust preferred securities are registered on the relevant record date, and such defaulted distribution will instead be payable to the person in whose name such trust preferred securities are registered on the special record date or other specified date determined in accordance with the trust agreement.

The amount of distributions payable for any distribution period will be based on a 360-day year of twelve 30-day months. The amount of distributions payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed in a 30-day month.

The trust’s revenue available for distribution to holders of the trust preferred securities is limited to Boston Private’s interest payments to the trust under Boston Private’s junior subordinated convertible debentures. If Boston Private does not make interest payments on the junior subordinated convertible debentures, the property trustee will not have funds available to pay distributions on the trust preferred securities. Boston Private’s guarantee only covers the payment of distributions if and to the extent that the trust has funds available to pay the distributions.

At all times, the distribution rate, the distribution dates and other payment dates for the trust preferred securities will correspond to the interest rate, interest payment dates and other payment dates on the junior subordinated convertible debentures, which are the sole assets of the trust.

So long as Boston Private is not in default in the payment of interest on the junior subordinated convertible debentures, Boston Private has the right under the indenture to defer payments of interest on the junior subordinated convertible debentures as described below under “Description of Junior Subordinated Convertible Debentures—Option to Defer Interest Payment Date.” If Boston Private defers interest payments on the junior subordinated convertible debentures, the trust will also defer distributions on the trust preferred securities.

Boston Private has no current intention to exercise its right to defer interest payments on the junior subordinated convertible debentures issued to the trust. If Boston Private defers interest payments on the junior subordinated convertible debentures, it would be subject to certain restrictions relating to the payment of dividends on or purchases of its capital stock and payments on its debt securities ranking equal with or junior to the junior subordinated convertible debentures. See “Description of Junior Subordinated Convertible Debentures—Restrictions on Certain Payments.”

Conversion Rights

General

The trust preferred securities are convertible at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the date of repayment of such trust preferred securities, whether at stated maturity or upon redemption, at the option of the holder thereof and in the manner described below, into shares of Boston Private’s common stock at an initial conversion ratio of 1.5151 shares of Boston Private common stock for each trust preferred security (equivalent to an initial conversion price of approximately $33.00 per share of Boston Private common stock), subject to adjustment as described below.

Boston Private Capital Trust I has agreed in the indenture not to convert junior subordinated convertible debentures held by it except pursuant to a notice of conversion delivered to the property trustee, as conversion agent, by a holder of trust preferred securities. A holder of a trust preferred security wishing to exercise its conversion right must deliver an irrevocable notice of conversion to the conversion agent. If the trust preferred security is in certificated form, the holder also must include the certificate representing such trust preferred security. The conversion agent will exchange such trust preferred security for a portion of the junior subordinated convertible debentures held by the trust and immediately convert such junior subordinated convertible debentures into Boston Private common stock. You may obtain copies of the required form of the conversion notice from the conversion agent. In the event Cede & Co. receives a conversion request from the conversion agent, DTC will redeem the amount of interest credited to the applicable direct participant(s) in the trust preferred securities in accordance with its procedures.

Except as described in this paragraph, no distribution will be payable on converted trust preferred securities with respect to any distribution date subsequent to the date of conversion and neither the trust nor Boston Private will make, or be required to make, any payment, allowance or adjustment for accumulated and unpaid distributions, whether or not in arrears, on trust preferred securities surrendered for conversion. If any trust preferred securities are surrendered for conversion between the period from 5:00 p.m., New York City time, on any record date through and including the related distribution date, the trust preferred securities surrendered for conversion must be accompanied by payment in next day funds of an amount equal to the distribution which the registered holder on such record date is to receive. The previous sentence shall not apply in the case of trust preferred securities called for redemption on a redemption date between a record date and a related distribution payment date and in the case of any trust preferred securities surrendered for conversion after such trust preferred securities have been called for redemption during a deferral period. Each conversion will be deemed to have been effected immediately prior to 5:00 p.m., New York City time, on the day on which the related conversion notice and any other required deliveries were received by the conversion agent.

Boston Private has authorized and reserved for issuance the maximum number of shares of its common stock as will be issuable upon exercise of the conversion rights, including the maximum number of shares that may be issuable as a result of the adjustment to the conversion ratio upon a change in control described below. Shares of Boston Private common stock issued upon conversion of trust preferred securities will be validly issued, fully paid and nonassessable. No fractional shares of Boston Private common stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by Boston Private in cash based on the last reported sale price of Boston Private common stock on the date such trust preferred securities are surrendered for conversion.

Conversion Ratio Adjustment upon a Change in Control

If a change in control as set forth below occurs prior to October 1, 2009 and 25% or more of the fair market value of the consideration to be paid by the acquirer in the change in control transaction consists of cash, then the conversion rate will be adjusted as set forth in the table below, for conversions occurring during the period beginning on the date that the change in control occurs and ending 30 business days after Boston Private gives notice to the holders of a change in control, in order to increase the number of shares of Boston Private common stock issuable upon conversion of the trust preferred securities. The conversion rate adjustment will be determined by reference to the table below and is based on the date on which the change in control becomes effective (the “effective date”). The following table shows what the conversion rate adjustment and adjusted conversion ratio would be for each hypothetical effective date set forth below, assuming that the initial conversion rate has not been adjusted prior to the effective date. The conversion rate adjustment amounts in the following table are also subject to the same adjustments as the conversion ratio as described in “Conversion Ratio Adjustments—General.”

Conversion Ratio Adjustment upon a Change in Control

Effective Date	(1) Conversion Ratio	(2) Adjustment	(3) Adjusted Conversion Ratio (1) + (2)
October 12:
2005	15151	0.4435	1.9586
2006	1.5151	0.3326	1.8477
2007	1.5151	0.2217	1.7368
2008	1.5151	0.1108	1.6259
2009	1.5151	0.0000	1.5151

The actual effective date may not be set forth in the table above, in which case, the conversion ratio adjustment will be determined by a straight-line interpolation between the conversion ratio adjustment set forth for the two effective dates on the table, based on a 365-day year.

As soon as practicable after the occurrence of a change in control, but in no event later than 30 business days after the occurrence of a change in control, Boston Private will be required to give notice to the conversion agent and all holders of the trust preferred securities that a change in control has occurred.

Under the indenture, a “change in control” of Boston Private will be deemed to have occurred at such time after the original issuance of the trust preferred securities when the following has occurred:

•	the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger (except a merger by Boston Private described in the following paragraph) or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans;

•	our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

1. any transaction (a) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (b) pursuant to which holders of our capital stock immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

2. any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

Beneficial ownership will be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Conversion Ratio Adjustments—General

The conversion ratio is subject to adjustment if Boston Private takes certain actions after the date of issuance of the trust preferred securities offered in this prospectus, including if Boston Private:

(1) issues shares of Boston Private common stock as a dividend or a distribution with respect to the outstanding shares of Boston Private common stock;

(2) effects subdivisions, combinations, recapitalizations or reclassifications of Boston Private common stock, provided that no adjustment to the conversion ratio shall be required under this clause (2) if the conversion ratio is adjusted as a result of a change in control as described above;

(3) issues rights or warrants to all holders of Boston Private common stock entitling them to subscribe for or purchase shares of Boston Private common stock or securities convertible into such shares at less than (or having a conversion price per share less than) the then current market price of Boston Private common stock;

(4) pays dividends or other distributions to all holders of Boston Private common stock of shares of Boston Private capital stock or evidences of Boston Private indebtedness or its assets (including securities and shares of stock of Boston Private subsidiaries, but excluding (1) those dividends and distributions and rights and warrants referred to above, (2) dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration as described in the section entitled “—Events Triggering Conversion Rights—Conversion upon Occurrence of Certain Corporate Transactions” or (3) distributions and dividends paid exclusively in cash referred to in clause (5) below);

(5) pays dividends or other distributions consisting exclusively of cash to all holders of Boston Private common stock, excluding: (A) any cash that is distributed as part of a distribution referred to in clause (4) above and (B) any quarterly cash dividend on Boston Private common stock to the extent that such quarterly cash dividend per share of Boston Private common stock in any quarter does not exceed the greater of (i) $0.060 (the “current dividend amount”) and (ii) 1.00% (which is equal to the annualized dividend yield as of the date of this prospectus) multiplied by the average of the daily closing prices per share of Boston Private common stock for the ten consecutive trading days ending on the trading day immediately prior to the declaration date of the dividend; the current dividend amount is also subject to adjustment on the same basis as the conversion rate, provided that no adjustment will be made to the current dividend amount for any adjustment made to the conversion rate pursuant to this clause (5); and

(6) purchases shares of Boston Private common stock pursuant to a tender offer or exchange offer made by Boston Private or any of its subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share for Boston Private common stock exceeds the closing sale price per share of Boston Private common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

If an adjustment is required to be made under clause (5) above as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded under clause (5) above. If an adjustment is required to be made under clause (5) above as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution.

In the event that Boston Private pays a dividend or makes a distribution on shares of its common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of Boston Private common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the principal United States securities exchange or market on which the securities are then listed or quoted.

Notwithstanding the foregoing, in no event will the conversion rate exceed 2.0695 (as adjusted pursuant to paragraphs (1), (2), (3) and (4) above).

From time to time, to the extent permitted by law, Boston Private may increase the conversion ratio of the junior subordinated convertible debentures (and thus increase the conversion ratio of the trust preferred securities) by any amount selected by it for any period of at least 20 days, in which case Boston Private will give at least 15 days notice of such increase. Boston Private may, at its option, make such increases in the conversion ratio, in addition to those set forth above, as Boston Private deems advisable to avoid or diminish any income tax to holders of Boston Private common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for United States federal income tax purposes. See “United States Federal Income Taxation—Adjustment of Conversion Ratio.”

Except as stated above, the conversion ratio will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for Boston Private common stock or carrying the right to purchase any of the foregoing:

•	any reclassification or change of Boston Private common stock (other than changes resulting from changes in par value or as a result of a subdivision or combination);

•	a consolidation, merger or combination involving Boston Private;

•	a sale or conveyance to another corporation of all or substantially all of Boston Private property and assets; or

•	any statutory share exchange;

in each case, as a result of which holders of Boston Private common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Boston Private common stock, the holders of the trust preferred securities then outstanding will be entitled thereafter to convert such trust preferred securities into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that they would have owned or been entitled to receive upon such reclassification or change of Boston Private common stock, consolidation, merger, combination, sale, conveyance or statutory share exchange had such trust preferred securities been converted into Boston Private common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale, conveyance or statutory share exchange.

In addition, upon conversion of the trust preferred securities, the holders of such trust preferred securities will receive, in addition to the shares of Boston Private common stock issuable upon such conversion, the rights related to such common stock pursuant to any future shareholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there will not be any adjustment to the conversion rate as a result of:

•	the issuance of the rights;

•	the distribution of separate certificates representing the rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of the rights.

The conversion ratio will be rounded to four decimal places. No adjustment in the conversion ratio will be required unless adjustment would require a change of at least one percent in the conversion ratio then in effect; provided, however, that any adjustment that would not be required to be made will be carried forward and taken into account in any subsequent adjustment. If any action would require adjustment of the conversion ratio pursuant to more than one of the provisions described above, only one adjustment will be made with respect to that action and such adjustment will be the amount of adjustment that has the highest absolute value to the holders of the trust preferred securities.

Conversion ratio adjustments or omissions in making such adjustments may, under certain circumstances, be deemed to be distributions that could be taxable as dividends to holders of trust preferred securities or to the holders of Boston Private common stock. See “United States Federal Income Taxation—Adjustment of Conversion Ratio.”

Whenever the conversion ratio is adjusted as described above, Boston Private will place on file with the property trustee and with the conversion agent a statement signed by the appropriate officer of Boston Private showing in detail the facts requiring such adjustment and the conversion ratio after such adjustment. The property trustee or the conversion agent will provide a copy to any holder desiring to inspect the statement.

Redemption

If Boston Private repays or redeems, in whole or in part, any junior subordinated convertible debentures that have been issued to the trust, whether at maturity or earlier, the proceeds from the repayment or redemption shall be applied by the property trustee to redeem a like amount of the trust preferred securities and (unless there is a debenture event of default) the common securities of the trust. For a description of when Boston Private can or is required to redeem the junior subordinated convertible debentures prior to maturity, see “Description of Junior Subordinated Convertible Debentures—Redemption.”

Prior to any such redemption, Boston Private will obtain any required regulatory approval. The property trustee will give you at least 20 days, but not more than 60 days, notice before the redemption date. The trust preferred securities and (unless there is a debenture event of default) common securities will be redeemed at a price equal to the sum of:

•	the liquidation amount of $50.00 per security; plus

•	accrued and unpaid distributions on the redeemed securities to the date of redemption.

Accordingly, the redemption price of the trust preferred securities will correspond to the redemption prices of the junior subordinated convertible debentures. See “Description of Junior Subordinated Convertible Debentures—Redemption.”

If less than all of the trust preferred securities and common securities are redeemed, then the aggregate liquidation amount of trust preferred securities and common securities to be redeemed will be allocated pro rata based on their respective aggregate liquidation amounts, subject to the exceptions as described in “—Subordination of Common Securities.”

Trust preferred securities or portions thereof called for redemption will be convertible by the holder, until 5:00 p.m., New York City time, on the business day immediately preceding the date of redemption.

Redemption Procedures

The trust may not redeem fewer than all of the outstanding trust preferred securities unless all accrued and unpaid distributions have been paid on all trust preferred securities for all quarterly distribution periods terminating on or prior to the date of redemption.

Whenever Boston Private redeems junior subordinated convertible debentures, the trust will redeem the trust preferred securities and (unless there is a debenture event of default) the common securities at the redemption price with the proceeds that it receives from Boston Private’s redemption of the junior subordinated convertible debentures. Any redemption of trust preferred securities will be made and the redemption price will be payable on the redemption date only to the extent that the trust has funds available to pay the redemption price.

If Boston Private redeems less than all of the junior subordinated convertible debentures on the stated maturity date or a redemption date, then the property trustee will allocate the proceeds of the redemption on a pro rata basis among the trust preferred securities and among the common securities unless an event of default has occurred under the indenture, in which case no proceeds will be allocated to the common securities until the trust preferred securities are paid in full.

If the trust gives a notice of redemption for the trust preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, with respect to:

•	trust preferred securities held by DTC or its nominees, the property trustee will deposit, or cause the paying agent to deposit, irrevocably with DTC funds sufficient to pay the redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities; and

•	trust preferred securities held in certificated form, if any, the property trustee will irrevocably deposit with the paying agent funds sufficient to pay the redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust preferred securities.

The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Boston Private.

In the event that any date fixed for redemption of trust preferred securities is not a business day, then payment of the redemption price payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any delay). However, if the next business day is in the next calendar year, the redemption price will be payable on the preceding business day.

Notwithstanding the foregoing, distributions payable on or before the redemption date will be payable to the holders of the trust preferred securities on the relevant record dates for the related distribution payment dates. If the trust gives a notice of redemption and funds are deposited as required, then immediately prior to the close of business on the redemption date, distributions will cease to accrue on the trust preferred securities called for redemption, all rights of the holders of the trust preferred securities called for redemption will cease, except the right of the holders of the trust preferred securities to receive the redemption price, without further interest, and the trust preferred securities called to be redeemed will cease to be outstanding.

If payment of the redemption price is improperly withheld or refused and not paid either by the trust or by Boston Private pursuant to the guarantee:

•	distributions on the trust preferred securities will continue to accumulate from the redemption date originally established by the trust to the date such redemption price is actually paid; and

•	the actual payment date will be the redemption date for purposes of calculating the redemption price.

Notice of any redemption will be mailed between 20 and 60 days before the redemption date to each holder of trust preferred securities at its registered address. Any notice of redemption will be irrevocable.

Subject to applicable law, including, without limitation, federal securities laws and the regulations of the Federal Reserve Board, Boston Private or its subsidiaries may at any time, and from time to time, purchase outstanding trust preferred securities in the open market or by private agreement.

Termination of Boston Private Capital Trust I and Distribution of Junior Subordinated Convertible Debentures

Boston Private has the right at any time to terminate the trust and, after satisfying the liabilities owed to the trust’s creditors, Boston Private has the right to distribute the junior subordinated convertible debentures to the holders of the trust preferred securities and to Boston Private as holder of the common securities. This may require the prior approval of the Federal Reserve Board if approval is then required under applicable law, rules, guidelines or policies.

If the junior subordinated convertible debentures are distributed to the holders of the trust preferred securities, Boston Private will use its reasonable best efforts to cause the junior subordinated convertible debentures to be listed on the market or exchange on which the trust preferred securities are then listed, if any.

Boston Private’s right to dissolve the trust is subject to receipt of all required regulatory approvals.

Under current United States federal income tax law, and interpretations thereof and assuming that, as expected, the trust is treated as a grantor trust, a distribution of the debentures will not be a taxable event to the trust and/or to holders of the trust preferred securities. Should there be a change in law, a change in legal interpretation or other circumstances, however, the distribution of debentures could be a taxable event to holders of the trust preferred securities.

The trust will automatically dissolve if:

•	specified bankruptcy events occur with respect to Boston Private, or Boston Private dissolves or liquidates;

•	Boston Private has given written directions to the property trustee to dissolve the trust (which direction is at Boston Private’s option and, except as described above, wholly within Boston Private’s discretion, as holder of the common securities) and distributes junior subordinated convertible debentures having a principal amount equal to the liquidation amount of the trust preferred securities and the common securities to holders of such securities;

•	the trust redeems all of the trust preferred securities and common securities in accordance with their terms;

•	the trust’s term expires;

•	Boston Private common stock is distributed upon conversion of all outstanding trust preferred securities; or

•	a court of competent jurisdiction enters an order for the dissolution of the trust.

If the trust is dissolved for any of the above reasons, except for a redemption of all trust preferred securities and the common securities of the trust or a conversion of all trust preferred securities into Boston Private common stock, the administrative trustees will liquidate the trust as quickly as they determine to be possible by distributing to holders of the trust preferred securities and the common securities, after satisfying the liabilities owed to the trust’s creditors, junior subordinated convertible debentures having a principal amount equal to the liquidation amount of the trust preferred securities and the common securities of the trust, unless the property trustee determines that this distribution is not practicable. If the property trustee determines that this distribution is not practicable, the holders of the trust preferred securities will be entitled to receive an amount in cash or other immediately available funds equal to the aggregate of the liquidation amount, plus accumulated and unpaid distributions on the trust preferred securities to the date of payment out of the assets of the trust available for distribution to holders, after satisfying the liabilities owed to the trust’s creditors as provided by applicable law. If such a distribution can be paid only in part because the trust has insufficient assets available to pay the full amount of that distribution, then the amounts payable shall be paid pro rata on the trust preferred securities and the common securities, except that if an event of default exists under the indenture, the trust preferred securities will have a priority over the common securities. See “—Subordination of Common Securities.”

After the liquidation date is fixed for any distribution of junior subordinated convertible debentures to holders of trust preferred securities:

•	the trust preferred securities will no longer be deemed to be outstanding;

•	DTC or its nominee, as the record holder of any such trust preferred securities, will receive in respect of each registered global certificate representing trust preferred securities a registered global certificate representing the junior subordinated convertible debentures to be delivered upon this distribution; and

•	any certificates representing trust preferred securities not held by DTC or its nominee, if any, will be deemed to represent junior subordinated convertible debentures having a principal amount equal to the liquidation amount of those trust preferred securities, bearing an interest rate identical to the distribution rate of those trust preferred securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on those trust preferred securities until such certificates are presented to the administrative trustees or their agent for cancellation, in which case Boston Private will issue to those holders, and the debenture trustee will authenticate, a certificate representing the junior subordinated convertible debentures.

We cannot assure you of the market prices for trust preferred securities that you purchase or junior subordinated convertible debentures that may be distributed to you in exchange for trust preferred securities if a dissolution and liquidation of the trust were to occur. Accordingly, the trust preferred securities that you purchase, or the junior subordinated convertible debentures that you may receive upon a dissolution and liquidation of the trust, may trade at a discount to the price that you paid to purchase the trust preferred securities.

Subordination of Common Securities

The trust will pay all distributions, any redemption price, and any liquidation distribution to holders of the trust preferred securities and common securities pro rata based on the liquidation amount of the trust preferred securities and common securities held. However, if on any distribution date or redemption date, or at the time of a liquidation distribution, Boston Private is in default under the indenture, then the trust will not pay any distribution, redemption price, or liquidation distribution to Boston Private as holder of the common securities. In that event, the trust will make payments on the common securities only after making payment in full and in cash of all accumulated and unpaid distributions to holders of the outstanding trust preferred securities for all distribution periods terminating on or prior thereto, and in the case of payment of the redemption price or a liquidation distribution, the full amount of the redemption price or liquidation distribution to holders of the outstanding trust preferred securities then called for redemption or liquidation.

In the case of any event of default under the trust agreement, Boston Private, as holder of all of the common securities, will be deemed to have waived any right to act with respect to the event of default until the effect of the event of default has been cured or waived. Until any event of default has been cured or waived, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on Boston Private’s behalf, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

Payment of Expenses

In the indenture, Boston Private, in its capacity as borrower, has agreed to pay all debts and obligations (other than distributions on the common securities and trust preferred securities) and all costs and expenses of the trust and to pay any and all taxes, duties, assessments or other governmental charges imposed on the trust by the United States or any other taxing authority and all fees and expenses related to the offering of the common securities and trust preferred securities. This includes, but is not limited to, all costs and expenses relating to the organization of the trust, the fees and expenses of the property trustee, the Delaware trustee and the administrative trustees and all costs and expenses relating to the operation of the trust. Boston Private’s promise to pay these obligations is for the benefit of, and shall be enforceable by, any creditor to whom the fees, expenses, debts and obligations are owed, whether or not the creditor has received notice of the promise. Any creditor may enforce these obligations directly against Boston Private, and Boston Private has agreed to irrevocably waive any right or remedy that would otherwise require that any creditor take any action against the trust or any other person before proceeding against Boston Private. Boston Private will execute such additional agreements as may be necessary to give full effect to these promises.

Additional Amounts

If at any time the trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States, or any other taxing authority, then Boston Private will be required to pay additional amounts on the junior subordinated convertible debentures. The additional amounts will be sufficient so that the net amounts received and retained by the trust after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts the trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. This means that the trust will be in the same position it would have been if it did not have to pay such taxes, duties, assessments or other charges.

Events of Default; Notice

A debenture event of default constitutes an event of default under the trust agreement. See “Description of Junior Subordinated Convertible Debentures—Debenture Events of Default.”

The trust agreement provides that within ten business days after the property trustee has actual knowledge that any such event of default has occurred, the property trustee will give notice of the event of default to the holders of the trust preferred securities, the administrative trustees and Boston Private, unless the event of default has been cured or waived. Boston Private and the trust, through the administrative trustees, are required to file annually with the property trustee a certificate as to whether Boston Private and the administrative trustees have complied with the applicable conditions and covenants of the trust agreement.

Upon the occurrence and continuance of any debenture event of default, the property trustee as sole holder of the junior subordinated convertible debentures, will have the right under the indenture to declare the principal amount of the junior subordinated convertible debentures due and payable. If the property trustee fails to enforce its rights under the junior subordinated convertible debentures in respect of a debenture event of default after a holder of trust preferred securities has made a written request, such holder may, to the extent permitted by applicable law, institute a legal proceeding against Boston Private to enforce the property trustee’s rights under the junior subordinated convertible debentures. In addition, if Boston Private fails to pay the interest or principal (including compounded interest and additional sums, if any) on the junior subordinated convertible debentures on the due date (or, in connection with a redemption, failure to pay the redemption price on the redemption date), a holder of trust preferred securities may institute a direct action against Boston Private for enforcement of payment to that holder of such amounts due on the junior subordinated convertible debentures having a principal amount equal to the total liquidation amount of that holder’s trust preferred securities.

If a debenture event of default exists, the trust preferred securities will have a preference over the common securities. A debenture event of default does not entitle the holders of trust preferred securities to require the redemption of the trust preferred securities.

Removal of Trustees

Unless a debenture event of default exists, Boston Private may remove the property trustee and the Delaware trustee at any time. If a debenture event of default exists, the property trustee and the Delaware trustee may be removed only by the holders of a majority in liquidation amount of the outstanding trust preferred securities. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, because these voting rights are vested exclusively in Boston Private, as the holder of all of the common securities. No resignation or removal of the property trustee or the Delaware trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the trust agreement.

Merger or Consolidation of Trustees

If the property trustee, the Delaware trustee or any administrative trustee that is not a natural person is merged, converted or consolidated into another entity, or any such trustee is a party to a merger, conversion or consolidation which results in a new entity, or an entity succeeds to all or substantially all of the corporate trust business of any such trustee, the new entity shall be the successor of the respective trustee under the trust agreement, provided that the entity is otherwise qualified and eligible.

Mergers, Consolidations, Conversions, Amalgamations or Replacements of Boston Private Capital Trust I

The trust may not merge with or into, consolidate, amalgamate or be replaced by, or convey, transfer or lease all or substantially all of its properties and assets to any corporation or other entity, except as described below. The trust may, at Boston Private’s request, as holder of the common securities, and with the consent of the administrative trustees but without the consent of the holders of the trust preferred securities, merge with or into, consolidate, amalgamate or be replaced by or convey, transfer or lease all or substantially all of its properties and assets to a trust organized as such under the laws of any State; provided that:

•	the successor trust (if not the original trust) either (i) expressly assumes all of the obligations of Boston Private Capital Trust I with respect to the trust preferred securities and the common securities; or (ii) substitutes securities for the trust preferred securities that have substantially the same terms as the trust preferred securities so long as the substitute securities rank equal to the trust preferred securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	if the successor trust is not the original trust, Boston Private appoints a trustee of the successor trust possessing the same powers and duties as the property trustee with respect to the junior subordinated convertible debentures;

•	any substitute securities are listed or quoted, or any substitute securities will be listed or quoted upon notification of issuance, on any national securities exchange or other organization on which the trust preferred securities are then listed or quoted, if any;

•	if the trust preferred securities or junior subordinated convertible debentures are rated by any nationally recognized statistical rating organization prior to such transaction, the transaction does not cause any of those securities or any substitute securities to have a lower rating than the trust preferred securities or junior subordinated convertible debentures;

•	the transaction does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any substitute securities) in any material respect;

•	the successor (if not the original trust) has a purpose substantially identical to that of the original trust; and

•	prior to the transaction, Boston Private received an opinion from independent counsel to the trust experienced in such matters to the effect that:

(i)	the transaction does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any substitute securities) in any material respect;

(ii)	following the transaction, neither the trust nor any successor will be an investment company under the Investment Company Act; and

(iii)	following the transaction, the trust continues to be, and any successor will be, classified as a grantor trust for United States federal income tax purposes; and

•	Boston Private, or any permitted successor or assignee, owns all of the common securities of any successor and guarantees the obligations of such successor under any substitute securities at least to the extent provided by the guarantee.

Notwithstanding the foregoing, the trust may not, except with the consent of holders of 100% in liquidation amount of the trust preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease all or substantially all of its properties and assets to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the transaction would cause Boston Private Capital Trust I or the successor not to be classified as a grantor trust for United States federal income tax purposes or would cause any holder of the trust preferred securities not to be treated as owning an undivided beneficial interest in the junior subordinated convertible debentures.

Voting Rights; Amendment of the Trust Agreement

Except under limited circumstances and as otherwise required by law and the trust agreement, the holders of the trust preferred securities have no voting rights.

Boston Private, as holder of the common securities, together with the property trustee and the administrative trustees, as applicable, may amend the trust agreement from time to time, without the consent of the holders of the trust preferred securities, to:

•	provide for the acceptance of appointment by a successor trustee;

•	cure any ambiguity, correct or supplement any provisions in the trust agreement that may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which are not inconsistent with the other provisions of the trust agreement;

•	modify, eliminate or add to any provisions of the trust agreement as is necessary to ensure that at all times that any trust preferred securities are outstanding, the trust will be classified as a grantor trust for United States federal income tax purposes, or to ensure that the trust will not be an investment company under the Investment Company Act; or

•	add to the covenants, restrictions or obligations of Boston Private in its capacity as holder of the common securities of the trust;

provided, however, that the amendment would not adversely affect in any material respect the interests of the holders of the trust preferred securities and any amendments to the trust agreement shall become effective when notice thereof is given to holders of the trust preferred securities.

Boston Private, as holder of the common securities, together with the trustees, may amend the trust agreement:

•	with the consent of holders of a majority in liquidation amount of the outstanding trust preferred securities and common securities; provided that, if any amendment would adversely affect only the holders of the trust preferred securities or the common securities, then only the affected class shall be entitled to vote on such amendment and such amendment shall not be effective except with the approval of a majority in liquidation amount of such class of securities affected thereby; and

•	upon receipt by the trustees of an opinion of counsel experienced in such matters to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust’s status as being a grantor trust for United States federal income tax purposes or the trust’s exemption from status as an investment company under the Investment Company Act.

However, without the consent of each holder of trust preferred securities and common securities, no amendment may:

•	change the amount or timing of any distribution on the trust preferred securities or common securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust preferred securities or common securities as of a specified date;

•	change the conversion ratio of the trust preferred securities except as provided in the indenture;

•	change any of the redemption provisions; or

•	restrict the right of a holder of trust preferred securities or common securities to sue for the enforcement of any payment on or after the specified date.

So long as the property trustee holds any junior subordinated convertible debentures, the trustees may not, without obtaining the prior consent of the holders of a majority in liquidation amount of all outstanding trust preferred securities:

•	direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or execute any trust or power conferred on the debenture trustee with respect to the junior subordinated convertible debentures;

•	waive certain past defaults under the indenture;

•	exercise any right to rescind or annul a declaration accelerating the maturity of the principal of the junior subordinated convertible debentures; or

•	consent to any amendment, modification or termination of the indenture or the junior subordinated convertible debentures, where such consent shall be required;

provided further, where a consent under the indenture would require the consent of holders of more than a majority of the aggregate principal amount of junior subordinated convertible debentures affected thereby, only the holders of the percentage of that aggregate stated liquidation amount of the trust preferred securities which is at least equal to the percentage required under the indenture may direct the property trustee to give such consent; provided further that, if a debenture event of default has occurred and is continuing, then holders of 25% of the aggregate liquidation amount of the trust preferred securities may direct the property trustee to declare the principal of and interest or other required payments on the junior subordinated convertible debentures due and payable.

The trustees may not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities, except by subsequent vote of such holders. The property trustee shall notify each holder of trust preferred securities of any notice of default with respect to the junior subordinated convertible debentures. In addition to obtaining the approvals of the holders of the trust preferred securities, the property trustee shall be under no obligation to take any of the foregoing actions (except with respect to directing the time, method and place of conducting a proceeding for a remedy) unless the property trustee has obtained an opinion of counsel experienced in such matters to the effect that the trust will not fail to be classified as a grantor trust for United States federal income tax purposes after taking the action into account and each holder will be treated as owning an undivided beneficial interest in the junior subordinated convertible debentures.

Any required approval of holders of trust preferred securities may be given at a meeting of the holders convened for the purpose of approving the matter or pursuant to written consent. The property trustee will cause a notice to be given of any meeting at which holders of trust preferred securities are entitled to vote or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of trust preferred securities in accordance with the trust agreement.

No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel the trust preferred securities in accordance with the trust agreement.

Notwithstanding that holders of the trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned by Boston Private, the trust, the trustees or any affiliates thereof shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Information Concerning the Property Trustee

SunTrust Bank is currently serving as the property trustee under the trust agreement. The property trustee has undertaken to perform only the duties specifically set forth in the trust agreement. If there is an event of default under the trust agreement that is continuing, the property trustee must enforce the trust agreement for the benefit of the holders of trust preferred securities and exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is not obligated to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust preferred securities, unless it is offered indemnity reasonably satisfactory to it against the costs, expenses and liabilities that it might incur. If no event of default exists and the property trustee is required to decide between alternative courses of action or to construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of the trust preferred securities or the common securities are entitled under the trust agreement to vote, then the property trustee shall take such action as directed by Boston Private and, if not directed, shall take such action as it deems advisable and in the best interests of the holders of the trust preferred securities and will have no liability, except for its own bad faith, negligence or willful misconduct.

Registrar, Transfer Agent and Conversion Agent

The property trustee is also acting as registrar, transfer agent and conversion agent for the trust preferred securities.

Registration of transfers or exchanges of trust preferred securities can be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange, the trust may charge a sum sufficient to cover any such payment. If the trust preferred securities are to be redeemed in part, the trust will not be required to:

•	issue, register the transfer of or exchange any trust preferred securities during a period beginning at the opening of business 15 days before the day of the mailing of the relevant notice of redemption and ending at the close of business on the day of such mailing or

•	register the transfer or exchange of any trust preferred securities so selected for redemption, except in the case of any trust preferred securities being redeemed in part, any portion thereof not to be redeemed.

Payment and Paying Agent

Payments in respect of the global certificates shall be made to DTC or its nominee, and DTC shall credit the relevant accounts at DTC on the applicable distribution, redemption or other payment dates or, if the trust preferred securities are not represented by one or more global certificates, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register in respect of the registrar. The paying agent (the “trust preferred securities paying agent”) is the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Boston Private. The trust preferred securities paying agent is permitted to resign as trust preferred securities paying agent upon 30 days’ written notice to the administrative trustees. In the event that the property trustee shall no longer be the trust preferred securities paying agent, the administrative trustees shall appoint a successor (which shall be a bank or trust company acceptable to Boston Private) to act as trust preferred securities paying agent.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust so that:

•	the trust will not be deemed to be an investment company under the Investment Company Act;

•	the trust will be classified as a grantor trust for United States federal income tax purposes; and

•	the junior subordinated convertible debentures will be treated as Boston Private’s indebtedness for United States federal income tax purposes.

Boston Private and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of Boston Private Capital Trust I or the trust agreement, that Boston Private and the administrative trustees determine in their discretion is necessary or desirable for such purposes, as long as it does not materially adversely affect the interests of the holders of the trust preferred securities.

The trust agreement provides that holders of the trust preferred securities have no preemptive or similar rights to subscribe for any additional trust preferred securities and the issuance of trust preferred securities is not subject to preemptive or similar rights.

The trust may not, among other things, borrow money, issue debt, execute mortgages, pledge any of its assets or reinvest proceeds derived from its investments.

Governing Law

The trust agreement and the trust preferred securities are governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF JUNIOR SUBORDINATED CONVERTIBLE DEBENTURES

We have summarized below the terms and provisions of the junior subordinated convertible debentures. This summary is not a complete description of all of the terms and provisions of the junior subordinated convertible debentures. For more information, we refer you to the indenture, the form of the junior subordinated convertible debentures and the Trust Indenture Act. The indenture and the form of the junior subordinated debentures have been filed as exhibits to the registration statement, of which this prospectus forms a part.

General

Concurrently with the issuance of its trust preferred securities, the trust invested the proceeds from the sale of the trust preferred securities and the consideration Boston Private paid for the common securities in junior subordinated convertible debentures that Boston Private issued to the trust. The junior subordinated convertible debentures are in total aggregate principal amount equal to the aggregate stated liquidation amount of the trust preferred securities and common securities. The junior subordinated convertible debentures are unsecured and rank equally with all of Boston Private’s other existing and future junior subordinated convertible debentures and junior to all of Boston Private’s existing and future senior indebtedness. The junior subordinated convertible debentures will mature on October 1, 2034 unless redeemed earlier and are not subject to a sinking fund provision.

Interest Payments

The junior subordinated convertible debentures bear interest at the annual rate of 4.875% of the principal amount thereof, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year to the person in whose name each junior subordinated convertible debenture is registered, subject to certain exceptions, as of 5:00 p.m., New York City time, on the fifteenth day of the month, whether or not a business day, in the month prior to which the relevant interest payment date occurs (or would have occurred but for the fact that the date that such distribution was payable was not a business day). The first interest payment date for the junior subordinated convertible debentures will be January 1, 2005. The period beginning on and including the date the junior subordinated convertible debentures are first issued (October 5, 2004) and ending on but excluding the first interest payment date and each successive period beginning on and including an interest payment date and ending on but excluding the next interest payment date is an interest period.

Interest payments not paid when due will themselves accrue additional interest compounded quarterly at the annual rate of 4.875% on the amount of unpaid interest to the extent permitted by law. The term “interest payments” as used in this prospectus includes quarterly interest payments and interest on quarterly interest payments not paid on the applicable interest payment date as well as special distributions described in “Description of Trust Preferred Securities—Additional Amounts” and “Description of the Registration Rights Agreement.” The amount of interest payable for any full quarterly period will be computed based on a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed per 30-day month. In the event that any interest payment date would otherwise fall on a day that is not a business day, the required payment will be made on the next business day (without any interest or other payment due to the delay) with the same force and effect as if made on the originally specified date. However, if the next business day is in the next calendar year, payment of interest will be made on the preceding business day.

The interest payment provisions for the junior subordinated convertible debentures correspond to the distribution provisions of the trust preferred securities.

Boston Private is a Massachusetts business corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Boston Private is a legal entity separate and distinct from its subsidiaries. Boston Private’s revenues (on a parent company only basis) result in substantial part from dividends paid to it by its subsidiaries. If Boston Private does not receive sufficient cash dividends or borrowings from its bank subsidiaries, then it is unlikely that Boston Private will have sufficient funds to make the interest payments on the junior subordinated convertible debentures and the guarantee, thereby leaving insufficient funds for the trust to make payments to holders of trust preferred securities. Payments of dividends to Boston Private by its bank subsidiaries, without prior regulatory approval, are subject to regulatory limitations.

Also, as a bank holding company, Boston Private’s right to receive any distribution of assets of any subsidiary, upon that subsidiary’s liquidation or reorganization or otherwise (and thus your right to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary, except to the extent Boston Private is also recognized as a creditor of that subsidiary under the Federal Deposit Insurance Act. For example, if Boston Private’s bank subsidiaries were to be liquidated or reorganized, depositors of the bank subsidiaries would have the right to receive distributions from such bank before Boston Private unless Boston Private was considered a creditor of the bank. At December 31, 2004, Boston Private’s subsidiaries had total liabilities, including deposits, of $2.8 billion.

In addition to being effectively subordinated to all existing and future liabilities of Boston Private’s subsidiaries (including the bank’s deposit liabilities) and all liabilities of any of Boston Private’s future subsidiaries, the junior subordinated convertible debentures rank junior to all of Boston Private’s current and future senior indebtedness. As of December 31, 2004, Boston Private had no borrowings outstanding under its $50 million line of credit. The indenture does not limit Boston Private or any of its subsidiaries from incurring or issuing other secured or unsecured debt, including senior indebtedness.

Extension of Interest Payment Period

So long as Boston Private is not in default in the payment of interest on the junior subordinated convertible debentures, Boston Private has the right, at any time and from time to time during the term of the junior subordinated convertible debentures, to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters or extending beyond the stated maturity of the junior subordinated convertible debentures (or any date of redemption therefor), during which deferral period no interest will be due and payable. A deferral period may not end on a date other than an interest payment date. At the end of the deferral period, Boston Private shall pay all interest then accrued and unpaid, together with interest thereon compounded quarterly at the then applicable rate for the junior subordinated convertible debentures to the extent permitted by applicable law. Prior to the termination of any such deferral period, Boston Private may further extend such deferral period; provided that such deferral period, together with all such previous and further extensions, may not exceed 20 consecutive quarters or extend beyond the stated maturity of the junior subordinated convertible debentures (or any date of redemption therefor). Upon the termination of any deferral period and the payment of all amounts then due, Boston Private may commence a new deferral period, subject to the above requirements. No interest shall be due and payable during any deferral period, except at the end thereof. If Boston Private defers interest payments on the junior subordinated convertible debentures, the trust will defer quarterly distributions on the trust preferred securities during the deferral period subject to the above requirements. Boston Private has no present intention of exercising its right to defer payments of interest on the junior subordinated convertible debentures.

If the property trustee shall be the only holder of the junior subordinated convertible debentures, Boston Private shall give the administrative trustees, the property trustee and the debenture trustee notice of its election to defer interest payments or to extend a deferral period at least five business days prior to the earlier of:

•	the next date on which distributions on the trust preferred securities are payable, or

•	the date the property trustee is required to give notice of the record date or the payment date of such related distributions for the first quarter of such deferral period to any national stock exchange or other organization on which the trust preferred securities are listed or quoted, if any, or to holders of the trust preferred securities as of the record date or the distribution date.

The property trustee will notify holders of the trust preferred securities of Boston Private’s election to begin a new or extend a deferral period.

If the property trustee shall not be the only holder of the junior subordinated convertible debentures, Boston Private shall give the holders of the junior subordinated convertible debentures notice of its election to defer interest payments or to extend a deferral period at least ten business days prior to the earlier of:

•	the interest payment date for the first quarter of such deferral period, or

•	the date upon which Boston Private is required to give notice of the record date or payment date of such related interest payment for the first quarter of such deferral period to any national stock exchange or other organization on which the junior subordinated convertible debentures are listed or quoted, if any, or to holders of the junior subordinated convertible debentures as of the record date or the distribution date.

For a discussion on United States federal income tax consequences and special considerations applicable to any junior subordinated convertible debentures issued to the trust for which a deferral period has been elected see “United States Federal Income Taxation.”

Redemption

Boston Private may, subject to any required prior approval of the Federal Reserve, redeem the junior subordinated convertible debentures prior to maturity:

•	in whole at any time or in part from time to time on or after October 1, 2009 if the closing price of Boston Private common stock for 20 trading days in a period of 30 consecutive trading days ending on the trading day prior to the mailing of the notice of redemption exceeds 130% of the then prevailing trust preferred securities conversion price; or

•	in whole, but not in part, at any time following a change in the bank regulatory, investment company or tax laws as described below that adversely affects the status of the trust, the trust preferred securities or the junior subordinated convertible debentures.

The redemption price will be equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest and other amounts to the date of redemption. Boston Private will obtain the prior approval of its primary federal regulator for such redemption if approval is then required under applicable law.

A change in the bank regulatory law means Boston Private shall have received an opinion of independent bank regulatory counsel experienced in such matters to the effect that, as a result of:

•	any amendment to, or change (including any announced prospective change) in, any laws or regulations of the United States or any rules, guidelines or policies of any applicable regulatory agency or authority; or

•	any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date the trust preferred securities are first issued, the trust preferred securities do not constitute, or within 90 days of the opinion will not constitute, Tier 1 capital (or its then equivalent if Boston Private is subject to such capital requirement).

A change in the investment company law means Boston Private and the trust shall have received an opinion of independent securities counsel experienced in such matters to the effect that, as a result of:

•	any amendment to, or change (including any announced prospective change) in, any laws or regulations of the United States or any rules, guidelines or policies of any applicable regulatory agency or authority; or

•	any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date the trust preferred securities are first issued, the trust is, or within 90 days of the date of the opinion will be, considered an investment company that is required to be registered under the Investment Company Act.

A change in tax law means Boston Private and the trust shall have received an opinion of independent tax counsel experienced in such matters to the effect that, as a result of:

•	any amendment to, change in or announced prospective change in, the laws (or regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein; or

•	any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date the trust preferred securities are initially issued and sold, there is more than an insubstantial risk that:

•	the trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to any interest received or accrued on the junior subordinated convertible debentures;

•	interest payable by Boston Private on the junior subordinated convertible debentures is not, or within 90 days of the date of such opinion will not be, deductible by Boston Private, in whole or in part, for United States federal income tax purposes; or

•	the trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

Boston Private will mail any notice of redemption at least 20 and no more than 60 days before the redemption date to each holder of junior subordinated convertible debentures to be redeemed at its registered address. Unless Boston Private defaults in payment of the redemption price, on the redemption date interest shall cease to accrue on the junior subordinated convertible debentures called for redemption.

If required by rule or regulation, Boston Private will obtain regulatory approval before any redemption of the junior subordinated convertible debentures.

Restrictions on Certain Payments

Boston Private has agreed that if:

•	at the time an event has occurred that with the giving of notice or the lapse of time, or both, would constitute a debenture event of default and Boston Private has not taken reasonable steps to cure the event;

•	Boston Private is in default with respect to payment of any obligations under the guarantee relating to the trust preferred securities; or

•	Boston Private has given notice of its intention to begin an interest deferral period and has not rescinded the notice, or any deferral period is continuing;

then Boston Private will not and will not permit any of its subsidiaries to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Boston Private’s capital stock;

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of Boston Private’s debt securities (including other junior subordinated debentures) that rank equally with or junior in interest to the junior subordinated convertible debentures; or

•	make any guarantee payments with respect to any guarantee by Boston Private of the debt securities of any of Boston Private’s subsidiaries (including other guarantees) if the guarantee ranks equally with or junior in interest to the junior subordinated convertible debentures.

Notwithstanding the foregoing, the following is permitted:

•	a payment of dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of its common stock;

•	a declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

•	a payment under the guarantee;

•	a reclassification of Boston Private’s capital stock or the exchange or conversion of one class or series of Boston Private’s capital stock for another class or series of Boston Private’s capital stock;

•	the purchase of fractional interests in shares of Boston Private’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

•	the purchase of Boston Private common stock related to the issuance of Boston Private common stock or rights under any of Boston Private’s benefit plans for Boston Private’s directors, officers or employees or any of Boston Private’s dividend reinvestment plans.

Conversion of Junior Subordinated Convertible Debentures

The junior subordinated convertible debentures are convertible into Boston Private common stock at the option of the holders thereof at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the date of repayment of the junior subordinated convertible debentures, whether at stated maturity or upon redemption, at the conversion ratio as adjusted as described under “Description of Trust Preferred Securities—Conversion Rights.” The trust cannot convert junior subordinated convertible debentures held by it except pursuant to a notice of conversion delivered to the conversion agent by a holder of trust preferred securities in the manner described under “Description of Trust Preferred Securities—Conversion Rights.” Upon surrender of a trust preferred security to the conversion agent for conversion, the trust will distribute $50.00 principal amount of the junior subordinated convertible debentures per trust preferred security to the conversion agent on behalf of the holder electing to convert the trust preferred securities. The conversion agent will then convert the junior subordinated convertible debentures into shares of Boston Private common stock on behalf of such holder. The conversion agent’s delivery to the holders of the junior subordinated convertible debentures of the shares of Boston Private common stock into which the junior subordinated convertible debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy Boston Private’s obligation to pay the principal amount of the junior subordinated convertible debentures so converted and any accrued and unpaid interest thereupon attributable to the period from the last date to which interest has been paid.

If any junior subordinated convertible debentures are converted after a record date for an interest payment and on or before the related interest payment date, the interest payment with respect to such junior subordinated convertible debentures will be paid on the related interest payment date to the trust (which will distribute an equivalent amount to the holder of such trust preferred securities on the related record date) or other holder of junior subordinated convertible debentures, as the case may be. Except in the case of junior subordinated convertible debentures called for redemption on a redemption date between a record date and a related payment date (and except as set forth in the following paragraph), the holder of the junior subordinated convertible debentures must deliver an amount equal to the interest payable on the related interest payment date prior to receiving the shares of Boston Private common stock.

If any junior subordinated convertible debentures are delivered for conversion during a deferral period by a holder after receiving a notice of redemption from the property trustee, Boston Private will be required to pay to the trust or other holder of the debentures so converted all accrued and unpaid interest, if any, on such junior subordinated convertible debentures through the date of conversion and such amount may be retained by the holders of the junior subordinated convertible debentures so converted. This amount will then be simultaneously distributed to the holders of the trust preferred securities delivered for conversion. Except as provided above, neither the trust nor Boston Private will make, or be required to make, any payment, allowance or adjustment for accumulated and unpaid interest, whether or not in arrears, on the junior subordinated convertible debentures surrendered for conversion.

Distribution and Liquidation

As described in “Description of Trust Preferred Securities—Termination of Boston Private Capital Trust I and Distribution of Junior Subordinated Convertible Debentures,” under certain circumstances and with the Federal Reserve Board’s approval, if required, junior subordinated convertible debentures may be distributed to the holders of the trust preferred securities and common securities in liquidation of the trust after satisfaction of liabilities to creditors of the trust. If this occurs, Boston Private will use its reasonable best efforts to list the junior subordinated convertible debentures on the market or exchange on which the trust preferred securities are then listed, if any. There can be no assurance as to the market price of any junior subordinated convertible debentures that may be distributed to the holders of trust preferred securities.

Form, Registration and Transfer

Boston Private anticipates that, until the liquidation, if any, of the trust, each junior subordinated debenture will be held by the property trustee in trust for the benefit of the holders of the trust preferred securities and common securities. If the junior subordinated convertible debentures are distributed to the holders of the trust preferred securities, the junior subordinated convertible debentures may be represented by one or more global certificates registered in the name of Cede & Co., as the nominee of DTC. The depository arrangements for such junior subordinated convertible debentures are expected to be substantially similar to those in effect for the trust preferred securities. For a description of DTC and depository arrangements, see “Book Entry—Issuance.”

Payment and Paying Agents

Payment of principal of and interest on the junior subordinated convertible debentures will be made at the office of the debenture trustee or at the office of such paying agent or paying agents as Boston Private may designate from time to time (except if the junior subordinated debentures are held by the property trustee). However, Boston Private has the option to make payment of any interest, except in the case of junior subordinated convertible debentures in global form:

•	by check mailed to the address of the person or entity entitled to the interest payment as such address shall appear in the register for the junior subordinated convertible debentures; or

•	by transfer to an account maintained by the person or entity entitled to the interest payment as specified in the register, provided that proper transfer instructions have been received by the relevant record date.

Payment of any interest on any junior subordinated debenture will be made to the person or entity in whose name the junior subordinated debenture is registered at 5:00 p.m., New York City time, on the record date for the interest payment date, except in the case of defaulted interest. Interest payable on the maturity date of the junior subordinated debenture will be paid to the person to whom principal is paid.

Boston Private may at any time designate additional paying agents or rescind the designation of any paying agent; however, Boston Private will always be required to maintain a paying agent in New York, New York.

Any moneys deposited with the debenture trustee or any paying agent, or then held by Boston Private, in trust for the payment of the principal of or interest on any junior subordinated debenture and remaining unclaimed for two years after such principal or interest has become due and payable shall, at Boston Private’s request, be repaid to Boston Private and the holder of the junior subordinated debenture shall thereafter look, as a general unsecured creditor, only to Boston Private for payment.

Modification of Indenture

From time to time and at any time, Boston Private, together with the debenture trustee, may, without the consent of the holders of junior subordinated convertible debentures, amend the indenture for specified purposes, including, among other things, adding to Boston Private’s covenants or to the events of default, curing ambiguities, defects or inconsistencies or ensuring that the trust will not be required to register as an investment company under the Investment Company Act of 1940, provided that any amendment to the indenture does not materially adversely affect the interests of the holders of junior subordinated convertible debentures. Boston Private, together with the debenture trustee, may amend the indenture, provided that the interest of the holders of the junior subordinated convertible debentures is not materially adversely affected, for specific purposes including, among other things, qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act.

The indenture permits Boston Private and the debenture trustee, with the consent of the holders of a majority in aggregate principal amount of the junior subordinated convertible debentures, to modify the indenture in a manner affecting the rights of the holders of the junior subordinated convertible debentures. However, without the consent of each junior subordinated debenture holder affected, no amendment may:

•	change the stated maturity date, or reduce the principal amount of, or any installment of principal of or interest on the junior subordinated convertible debentures;

•	reduce the rate or extend the time of payment of interest;

•	change any of the redemption provisions;

•	change the conversion ratio, except as provided in the indenture with respect to adjustments of the conversion ratio;

•	make the principal of, or interest payment on, the junior subordinated convertible debentures payable in any coin or currency other than that provided in the junior subordinated convertible debentures;

•	change any obligation of Boston Private to maintain an office or agency in the places and for the purposes required by the indenture or change the place of payment where the junior subordinated convertible debentures or any premium or interest payment thereon is payable;

•	impair or affect the right of any holder of junior subordinated convertible debentures to institute suit for the payment thereof;

•	reduce the percentage of the principal amount of the junior subordinated convertible debentures required to consent to modify or amend the indenture or for any waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	make any change adverse to a holder with respect to the subordination provisions; or

•	modify any of the foregoing provisions;

provided further that no such modification or amendment referred to in this paragraph shall be effective until the holders of not less than a majority of the aggregate liquidation amount of the trust preferred securities and common securities of the trust shall have consented to such modification or amendment; provided further that, where a consent under the indenture would require the consent of the holders of more than a majority of the principal amount of the junior subordinated convertible debentures, such modification or amendment shall not be effective until the holders of at least the same proportion in aggregate stated liquidation amount of the trust preferred securities and common securities of the trust shall have consented to such modification or amendment.

Additional Amounts

If at any time the trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States, or any other taxing authority, then Boston Private will be required to pay additional amounts on the junior subordinated convertible debentures. The additional amounts will be sufficient so that the net amounts received and retained by the trust after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts the trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. This means that the trust will be in the same position it would have been if it did not have to pay such taxes, duties, assessments or other charges.

Debenture Events of Default

A “debenture event of default” with respect to the junior subordinated convertible debentures will occur upon:

•	Boston Private’s failure for 30 days to pay any interest, including compounded interest and additional sums, if any, on the junior subordinated convertible debentures when due, whether or not such payment is prohibited by the subordination provisions of the indenture, or any other debentures similar to the junior subordinated convertible debentures; provided, however, that a valid deferral of the interest payment period does not constitute a default in the payment of interest;

•	Boston Private’s failure to pay any principal on the junior subordinated convertible debentures when due, whether at maturity, upon redemption, or otherwise whether or not such payment is prohibited by the subordination provisions of the indenture, or any other debentures similar to the junior subordinated convertible debentures;

•	Boston Private’s breach of a covenant contained in the indenture for 90 days after written notice to Boston Private from the debenture trustee or to Boston Private and the debenture trustee from the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated convertible debentures;

•	certain events related to Boston Private’s bankruptcy, insolvency or reorganization; or

•	the voluntary or involuntary dissolution, winding-up, or termination of the trust, except in connection with (i) the distribution of junior subordinated convertible debentures to the holders of trust preferred securities and common securities of the trust in liquidation of the trust upon Boston Private’s receipt of all required regulatory approvals, (ii) the redemption or conversion of all outstanding trust preferred securities and common securities of the trust and (iii) mergers, consolidations or amalgamations in accordance with the terms and conditions set forth under “Description of Trust Preferred Securities—Mergers, Consolidations, Conversions, Amalgamations or Replacements of Boston Private Capital Trust I,” each as permitted by the trust agreement.

The holders of a majority in aggregate outstanding principal amount of the junior subordinated convertible debentures have, subject to certain exceptions, the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee. The debenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the junior subordinated convertible debentures may declare the principal due and payable immediately upon a debenture event of default and, should the debenture trustee or such holders fail to make such a declaration, the holders of at least 25% in the aggregate liquidation amount of the trust preferred securities will have such right. The holders of a majority in aggregate outstanding principal amount of the junior subordinated convertible debentures may annul this declaration and waive the default if the default (other than the non-payment of the principal of the junior subordinated convertible debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the debenture trustee. If the holders of such junior subordinated convertible debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the trust preferred securities shall have such right.

Prior to any declaration accelerating the maturity of the junior subordinated convertible debentures, the holders of a majority in aggregate outstanding principal amount of the junior subordinated convertible debentures affected may, on behalf of the holders of all of the junior subordinated convertible debentures, waive any past default, except:

•	a default in the payment of principal or interest (including compounded interest and additional sums, if any); or

•	a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture.

•	Such waiver shall not be effective until the holders of a majority in aggregate stated liquidation amount of trust preferred securities and common securities of the trust shall have consented to such waiver; provided further that, where a consent under the indenture would require the consent of the holders of more than a majority principal amount of the junior subordinated convertible debentures, such waiver shall not be effective until the holders of at least the same portion in aggregate stated liquidation amount of the trust preferred securities and common securities of the trust shall have consented to such waiver.

The indenture requires that Boston Private file with the debenture trustee a certificate annually as to the absence of defaults specified under the indenture.

The indenture provides that the debenture trustee may withhold notice of a debenture event of default from the holders of junior subordinated convertible debentures if the debenture trustee considers it in the interest of the holders to do so.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

If a debenture event of default exists that is attributable to Boston Private’s failure to pay the principal of, or interest payment on, the junior subordinated convertible debentures on the due date (or in connection with a redemption, failure to pay the redemption price on the redemption date), a holder of trust preferred securities may institute a direct action against Boston Private to compel it to make such payment. Boston Private may not amend the indenture to remove this right to bring a direct action without the prior written consent of the holders of all of the trust preferred securities. Notwithstanding any payments that Boston Private makes to a holder of trust preferred securities in connection with a direct action, Boston Private shall remain obligated to pay the principal of and interest on the junior subordinated convertible debentures, and Boston Private shall be subrogated to the rights of the holder of the trust preferred securities with respect to payments on the trust preferred securities to the extent that Boston Private makes any payments to a holder in any direct action.

The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those described in the above paragraph, available to the holders of the junior subordinated convertible debentures, unless an event of default exists under the trust agreement.

Consolidation, Merger, Sale of Assets and Other Transactions

The indenture provides that Boston Private may not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of its assets to any person, and no person may consolidate with or merge into Boston Private or convey, transfer or lease all or substantially all of its assets to Boston Private, unless:

•

in case Boston Private consolidates with or merges into another person or conveys or transfers all or substantially all of its assets to any person, the successor is organized under the laws of any State of the United States or the District of Columbia and, if Boston Private is not the surviving corporation, the successor expressly assumes Boston Private’s obligations under the indenture with respect to the junior subordinated convertible debentures and the ultimate parent entity of the successor expressly assumes Boston Private’s obligations under the guarantee to the extent the trust preferred securities are then outstanding;

•	immediately after giving effect to the transaction, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, exists; and

•	other conditions as prescribed in the indenture are met.

The general provisions of the indenture do not afford holders of the junior subordinated convertible debentures protection in the event of a highly leveraged or other transaction that Boston Private may become involved in that may adversely affect holders of the junior subordinated convertible debentures.

Covenants

Boston Private has agreed, pursuant to the indenture, for so long as the junior subordinated convertible debentures remain outstanding:

•	to maintain, directly or indirectly, 100% ownership of the common securities of the trust to which the junior subordinated convertible debentures have been issued (provided that certain successors which are permitted pursuant to the indenture may succeed to Boston Private’s ownership of the common securities);

•	to use its commercially reasonable efforts to cause the trust to remain a statutory trust;

•	not to voluntarily terminate, wind-up or liquidate the trust, except in connection with

(i)	a distribution of the junior subordinated convertible debentures to the holders of the trust preferred securities in liquidation of the trust;

(ii)	the redemption of all of the trust preferred securities and common securities issued by the trust;

(iii)	in connection with mergers, consolidations or amalgamations;

each as permitted by the trust agreement;

•	to use its reasonable efforts, consistent with the terms and provisions of the trust agreement, to cause the trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes; and

•	to use its reasonable efforts to ensure that the trust will not be an “investment company” for purposes of the Investment Company Act of 1940.

For additional covenants relating to payment of expenses of the trust, see “Description of Trust Preferred Securities—Payment of Expenses.”

Defeasance

The obligations of Boston Private with respect to the payment of the principal and interest on the junior subordinated convertible debentures will terminate if Boston Private irrevocably deposits or causes to be deposited with the debenture trustee, or defeasance agent, under the terms of an escrow trust agreement satisfactory to the debenture trustee, as a trust fund specifically pledged as security for, and dedicated solely to, the benefit of the holders of the junior subordinated convertible debentures:

•	money,

•	U.S. government obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money at such time or times as payments are due and payable or the junior subordinated convertible debentures, or

•	a combination of the foregoing, sufficient to pay and discharge each installment of principal, premium, if any, and interest on the junior subordinated convertible debentures.

The discharge of the junior subordinated convertible debentures is subject to certain other conditions, including, without limitation:

•	no debenture event of default or event (including such deposit) which with notice or lapse of time would become a debenture event of default shall have occurred and be continuing on the date of such deposit,

•	such deposit and the related intended consequence will not result in any default or event of default under any material indenture, agreement or other instrument binding upon Boston Private or its subsidiaries or any of their properties, and

•	Boston Private shall have delivered to the debenture trustee an opinion of independent tax counsel or a private letter ruling by the IRS satisfactory to the debenture trustee to the effect that holders of the junior subordinated convertible debentures will not recognize income, gain or loss for United States federal income tax purposes if Boston Private makes such deposit.

Satisfaction and Discharge

The indenture provides that when, among other things,

•	all junior subordinated convertible debentures not previously delivered to the debenture trustee for cancellation have become due and payable or will become due and payable at maturity within one year or are to be called for redemption within one year; and

•	Boston Private deposits or causes to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated convertible debentures not previously delivered to the debenture trustee for cancellation, for the principal and interest (including compounded interest and additional sums, if any) to the date of the deposit or to the maturity date, as the case may be, then the indenture will cease to be of further effect (except as to Boston Private’s obligations to pay all other sums due pursuant to the indenture and to provide the officers’ certificates and opinions of counsel), and Boston Private will be deemed to have satisfied and discharged the indenture.

Subordination

The junior subordinated convertible debentures are subordinated and junior in right of payment to all of Boston Private’s senior indebtedness, as defined below, to the extent provided in the indenture. Upon any payment or distribution of its assets to creditors upon its liquidation, dissolution, winding up, reorganization, assignment for the benefit of its creditors, marshaling of its assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding involving Boston Private, all senior indebtedness must be paid in full before the holders of the junior subordinated convertible debentures will be entitled to receive or retain any payment in respect thereof.

If the maturity of the junior subordinated convertible debentures is accelerated, the holders of all senior indebtedness outstanding at such time will first be entitled to receive payment in full of all amounts due them, including any amounts due upon acceleration, in respect of such senior indebtedness before the holders of any junior subordinated convertible debentures will be entitled to receive or retain any payment in respect of the principal of or interest, if any, or otherwise on the junior subordinated convertible debentures.

No payments on account of principal or interest, if any, or otherwise in respect of any junior subordinated convertible debentures may be made if there is a default in any payment with respect to senior indebtedness, or an event of default exists with respect to any senior indebtedness that accelerates the maturity of the senior indebtedness, or if any judicial proceeding shall be pending with respect to such default.

The term “indebtedness” means, with respect to any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

•	every obligation of the person for money borrowed;

•	every obligation of the person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of properties, assets or businesses;

•	every reimbursement obligation of the person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the person;

•	every obligation of the person issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	every capital lease obligation of the person;

•	all obligations of the person for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and

•	every obligation of the type referred to in the first six points of another person and all dividends of another person the payment of which, in either case, the first person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

Indebtedness ranking on a parity with the junior subordinated convertible debentures means:

•	indebtedness, whether outstanding on the date the indenture is executed or created, assumed or incurred after the date that the indenture is executed, to the extent such indebtedness by its terms ranks equal to and not prior or senior to the junior subordinated convertible debentures in the right of payment upon the happening of Boston Private’s dissolution, winding-up, liquidation or reorganization;

•	all other debt securities, and guarantees in respect of the debt securities, issued to any trust, or a trustee of such trust, partnership or other entity affiliated with us, that is Boston Private’s financing vehicle, in connection with the issuance by such vehicle of equity securities or other securities guaranteed by Boston Private pursuant to an instrument that ranks equally in right of payment to the guarantee;

provided, however, that the securing of any indebtedness otherwise constituting indebtedness ranking on a parity with the junior subordinated convertible debentures shall not be deemed to prevent such indebtedness from constituting indebtedness ranking on a parity with the junior subordinated convertible debentures.

Indebtedness ranking junior to the junior subordinated convertible debentures means any indebtedness, whether outstanding on the date the indenture is executed or created, assumed or incurred after the date the indenture is executed, to the extent such indebtedness by its terms ranks junior to and not equal with or prior to the junior subordinated convertible debentures (and any other indebtedness ranking on a parity with the junior subordinated convertible debentures) in right of payment upon the happening of Boston Private’s dissolution or winding-up or liquidation or reorganization. The securing of any indebtedness otherwise constituting indebtedness ranking junior to the junior subordinated convertible debentures shall not be deemed to prevent such indebtedness from constituting indebtedness ranking junior to the junior subordinated convertible debentures.

Senior indebtedness means the principal of (and premium, if any) and interest, if any, on all indebtedness, whether outstanding on the date the indenture is executed or created, assumed or incurred after the date the indenture is executed, except indebtedness ranking on a parity with the junior subordinated convertible debentures or indebtedness ranking junior to the junior subordinated convertible debentures. Senior indebtedness also includes any deferrals, renewals or extensions of the senior indebtedness.

Various laws and regulations applicable to Boston Private and its bank subsidiaries impose restrictions and requirements in many areas, including capital requirements, the maintenance of reserves, establishment of new offices, the making of loans and investments, consumer protection, and entry into new types of business. There are various legal limitations, including Sections 23A and 23B of the Federal Reserve Act, which govern the extent to which a bank subsidiary may finance or otherwise supply funds to its holding company or its holding company’s non-bank subsidiaries. Under federal law, no bank subsidiary may, subject to certain limited exceptions, make loans or extensions of credit to, or investments in the securities of, its parent or the non-bank subsidiaries of its parent (other than direct subsidiaries of such bank which are not financial subsidiaries) or take their securities as collateral for loans to any borrower. Boston Private’s bank subsidiaries are also subject to collateral security requirements for any loans or extensions of credit permitted by such exceptions.

Because Boston Private is a bank holding company, its right to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise (and thus the ability of holders of the trust preferred securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary (including depositors, in the case of the bank subsidiaries), except to the extent Boston Private may be recognized as a creditor of that subsidiary. At December 31, 2004, Boston Private’s subsidiaries had total liabilities, including deposits, of $2.8 billion. Accordingly, the junior subordinated convertible debentures will be effectively subordinated to all existing and future liabilities of Boston Private’s subsidiaries (including the bank’s deposit liabilities) and all liabilities of any of Boston Private’s future subsidiaries. The junior convertible debentures will also rank junior to all of Boston Private’s current and future senior indebtedness. As of December 31, 2004, Boston Private had no senior indebtedness and as of December 31, 2004, Boston Private had no borrowings outstanding under its $50 million line of credit. The indenture does not limit Boston Private or Boston Private’s subsidiaries from incurring or issuing other secured or unsecured debt, including senior indebtedness.

Governing Law

The indenture and the junior subordinated convertible debentures are governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Debenture Trustee

SunTrust Bank is currently acting as debenture trustee and registrar for registration and transfer of junior subordinated convertible debentures issued under the indenture. The debenture trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for Boston Private or its affiliates, and may otherwise deal with Boston Private or its affiliates, as if it were not the debenture trustee.

The debenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the debenture trustee is not obligated to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated convertible debentures, unless offered indemnity reasonably satisfactory to the debenture trustee by the holder against the costs, expenses and liabilities that might be incurred thereby. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties under the indenture.

DESCRIPTION OF THE GUARANTEE

We have summarized below the material terms of the guarantee as amended. This summary is not a complete description of all of the terms and provisions of the guarantee. For more information, we refer you to the form of guarantee and the Trust Indenture Act. The guarantee has been filed as an exhibit to the registration statement of which this prospectus is a part.

General

The guarantee agreement was executed and delivered by Boston Private concurrently with the issuance of the trust preferred securities for the benefit of the holders of the trust preferred securities. The guarantee agreement is qualified as an indenture under the Trust Indenture Act.

Boston Private irrevocably agreed to pay in full on a subordinated basis, to the extent set forth in this prospectus, the following payments with respect to the trust preferred securities to the extent not paid by the trust and to the extent that the trust has funds available at that time for those distributions:

•	any accumulated and unpaid distributions required to be paid on the trust preferred securities;

•	the redemption price with respect to the trust preferred securities called for redemption;

•	upon a voluntary or involuntary dissolution, winding-up or liquidation of the trust (other than in connection with the distribution of the junior subordinated convertible debentures to holders of the trust preferred securities or the redemption or conversion of all trust preferred securities), the lesser of:

(i)	the liquidation amount and all accumulated and unpaid distributions on the trust preferred securities; and

(ii)	the amount of assets of the trust remaining available for distribution to holders of trust preferred securities after satisfying the liabilities owed to the trust’s creditors as required by applicable law.

The guarantee ranks subordinate and junior to all of Boston Private’s senior indebtedness and ranks on parity with guarantees with respect to preferred beneficial interests issued by other trusts Boston Private may create. Boston Private’s obligation to make a guarantee payment may be satisfied by Boston Private’s direct payment of the required amounts to the holders of the trust preferred securities or by causing the trust to pay these amounts to the holders of the trust preferred securities.

The guarantee is an irrevocable guarantee on a subordinated basis of the trust’s obligations under the trust preferred securities, but will apply only to the extent that the trust has funds sufficient to make these payments. If Boston Private does not make payments on the junior subordinated convertible debentures held by the trust, then the trust will not be able to make the related payments to you on the trust preferred securities and will not have funds available.

The guarantee does not limit Boston Private from incurring or issuing other secured or unsecured debt, including senior indebtedness. The holders of at least a majority in aggregate liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of Boston Private’s guarantee or to direct the exercise of any trust power conferred upon the guarantee trustee under Boston Private’s guarantee, except the guarantee trustee may refuse to follow any direction it believes is unjustly prejudicial to other holders not taking part in the direction, is unlawful or would subject the guarantee trustee to personal liability. Any holder of the trust preferred securities may institute a legal proceeding directly against Boston Private to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

The guarantee constitutes a guarantee of payment and not of collection. If Boston Private defaults on its obligation to pay amounts payable under the junior subordinated convertible debentures, the trust will lack funds for the payment of distributions or amounts payable on redemption of the trust preferred securities or otherwise, and the holders of the trust preferred securities will not be able to rely upon the guarantee for payment of such amounts. Instead, if a debenture event of default exists that is attributable to Boston Private’s failure to pay principal of or an interest payment on the junior subordinated convertible debentures on a payment date, then any holder of trust preferred securities may institute a direct action against Boston Private pursuant to the terms of the indenture for enforcement of payment to that holder of the principal of or interest on such junior subordinated convertible debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of that holder. In connection with a direct action, Boston Private will have a right of set-off under the indenture to the extent that Boston Private made any payment to the holder of trust preferred securities in the direct action. Except as described in this prospectus, holders of trust preferred securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated convertible debentures or assert directly any other rights in respect of the junior subordinated convertible debentures. The trust agreement provides that each holder of trust preferred securities by accepting the trust preferred securities agrees to the provisions of the guarantee and the indenture.

Boston Private has, through the guarantee, the trust agreement, the junior subordinated convertible debentures and the indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the trust’s obligations under the trust preferred securities. No single document standing alone, or operating in conjunction with fewer than all of the other documents, constitutes that guarantee. Only the combined operation of these documents provides a full, irrevocable and unconditional guarantee of the trust’s obligations under the trust preferred securities.

Status of the Guarantee

The guarantee constitutes an unsecured obligation and ranks subordinate and junior to all of Boston Private’s senior indebtedness in the same manner as the junior subordinated convertible debentures. In addition, because Boston Private is a holding company, Boston Private’s right to participate in any distribution of the assets of its subsidiaries, upon their liquidation or reorganization or otherwise is subject to the prior claims of their creditors (including their depositors), except to the extent Boston Private may be recognized as their creditor. Accordingly, Boston Private’s obligations under the guarantee effectively are subordinated to all existing and future liabilities of Boston Private’s present and future subsidiaries (including deposits of its bank subsidiaries).

The guarantee ranks equal to all of Boston Private’s other guarantees with respect to preferred beneficial interests issued by other trusts Boston Private may create. The guarantee of the trust preferred securities does not limit the amount of secured or unsecured debt, including senior indebtedness, that Boston Private or any of its subsidiaries may incur. Boston Private expects from time to time that it will incur additional indebtedness and that its subsidiaries will also incur additional liabilities.

Events of Default

There will be an event of default under the guarantee if Boston Private fails to perform any of its payment or other obligations under the guarantee. However, other than with respect to a default in payment of any guarantee payment, Boston Private must have received notice of default and not have cured the default within 60 days after receipt of the notice. Boston Private, as guarantor, will be required to file annually with the guarantee trustee a certificate regarding Boston Private’s compliance with the applicable conditions and covenants under the guarantee.

Amendments and Assignments

Except with respect to any changes that do not materially adversely affect the rights of holders of the trust preferred securities (in which case no approval will be required), the guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of the outstanding trust preferred securities. All guarantees and agreements contained in the guarantee agreement shall bind Boston Private’s successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust preferred securities then outstanding.

Termination of the Guarantee

The guarantee will terminate and be of no further force and effect upon:

•	full payment of the redemption price (including all accrued and unpaid interest and other amounts) of all outstanding trust preferred securities;

•	full payment of the liquidation amount (including all accrued and unpaid interest and other amounts) payable upon liquidation of the trust;

•	distribution of junior subordinated convertible debentures to the holders of the trust preferred securities; or

•	the distribution of Boston Private common stock upon conversion of all outstanding trust preferred securities.

The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee.

Information Concerning the Guarantee Trustee

SunTrust Bank is currently serving as the guarantee trustee and, except if Boston Private defaults under the guarantee, has undertaken to perform only such duties as are specifically set forth in the guarantee. In case a default with respect to the guarantee has occurred, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee will not be obligated to exercise any of the powers vested in it by the applicable guarantee at the request of any holder of the trust preferred securities unless it is offered indemnity reasonably satisfactory to the guarantee trustee against the costs, expenses and liabilities that it might incur.

Governing Law

The guarantee is governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF THE REGISTRATION RIGHTS AGREEMENT

In connection with the private placement of the trust preferred securities, Boston Private and the trust entered into a registration rights agreement with the initial purchasers for the benefit of the holders of the trust preferred securities (including the guarantee thereof), junior subordinated convertible debentures and shares of Boston Private common stock issuable upon conversion of the trust preferred securities (collectively, the “registration securities”).

The following description sets forth certain terms of the registration rights agreement. The following description of certain terms of the registration rights agreement does not purport to be complete. For more information, we refer you to the registration rights agreement which is filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to the registration rights agreement, Boston Private and the trust agreed to, at Boston Private’s expense:

•	file with the SEC not later than the date 90 days after the earliest date of original issuance of any of the registration securities, a registration statement on such form as Boston Private and the trust deem appropriate covering resales by holders of all registration securities;

•	use their reasonable best efforts to cause such registration statement to become effective as promptly as practicable, but in no event later than 180 days after the earliest date of original issuance of any of the registration securities; and

•	use their reasonable best efforts to keep the registration statement effective until the earliest of:

•	the second anniversary of the latest issuance of the trust preferred securities or junior subordinated convertible debentures;

•	the expiration of the holding period applicable to such securities held by non-affiliates of Boston Private under Rule 144(k) of the Securities Act, or any successor provision; and

•	the date when all of the registration securities are sold pursuant to the registration statement.

We agreed in the registration rights agreement to issue a press release upon the filing of this registration statement and to give notice to all holders of the effectiveness of the shelf registration statement. A holder of registration securities is required to complete and deliver to us a completed notice and questionnaire at least 10 business days prior to any intended distribution of registration securities pursuant to the shelf registration statement. In addition, a selling holder is required to notify us in writing of a proposed sale within two business days prior to such proposed sale. Upon receipt of any completed questionnaire, together with such other information as we may reasonably request from a holder of registration securities, we will, as promptly as reasonably practicable, file such amendments to this registration statement or supplements to the related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of registration securities, subject to our right to suspend the use of this prospectus as discussed below. Notwithstanding any of the foregoing, we are not be required to file more than one post-effective amendment to the shelf registration statement during any 90-day period. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling security holder in this prospectus and therefore will not be permitted to sell any registration securities pursuant to this registration statement.

When Boston Private and the trust file a registration statement, Boston Private will:

•	provide to each holder for whom the registration statement was filed copies of this prospectus;

•	take certain other actions as are required to permit unrestricted resales of the registration securities.

Each holder who sells securities pursuant to the registration statement generally is:

•	required to be named as a selling securityholder in this prospectus or a prospectus supplement;

•	required to deliver this prospectus and related prospectus supplements, if any, to purchasers;

•	subject to certain of the civil liability provisions under the Securities Act in connection with the holder’s sales; and

•	bound by the provisions of the registration rights agreement which are applicable to the holder (including certain indemnification rights and obligations).

Boston Private may suspend the holders’ use of the prospectus for a period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if:

•	this prospectus or any prospectus supplement would, in Boston Private’s judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

•	Boston Private reasonably determines that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.

However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede Boston Private’s ability to consummate such transaction, Boston Private may extend the suspension period from 45 days to 75 days. Each holder, by its acceptance of a registration security, agrees to hold any communication by Boston Private in response to a notice of a proposed sale in confidence.

Upon the initial sale of any registration securities pursuant to a registration statement, each selling securityholder will be required to deliver a notice of such sale to the administrative trustees and Boston Private. The notice will, among other things:

•	certify that the prospectus delivery requirements, if any, of the Securities Act have been complied with; and

•	certify that the selling securityholder and the aggregate amount of registration securities owned by such holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act.

If,

•	at any time after the effectiveness target date, the registration statement ceases to be effective or fails to be usable and (1) Boston Private and the trust do not cure the registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act, (2) if applicable, Boston Private and the trust do not terminate the suspension period, described in the preceding paragraph, by the 45th or 75th day, as the case may be, or (3) suspension periods exceed an aggregate of 45 days (or 75 days, as applicable) in any 90-day period or 90 days in any 360-day period (each, a “registration default”), additional interest as liquidated damages will accrue on the registration securities from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid quarterly in arrears, with the first quarterly payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

•	an additional 0.25% of the principal amount of the junior subordinated convertible debentures to and including the 90th day following such registration default; and

•	an additional 0.50% of the principal amount of the junior subordinated convertible debentures from and after the 91st day following such registration default.

In no event will liquidated damages accrue at a rate per year exceeding 0.50%. A holder will not be entitled to liquidated damages unless it has provided all information requested by the Questionnaire prior to the deadline.

If a registration statement covering the resales and issuance described above is not effective, these securities may not be sold or otherwise transferred except in accordance with the provisions set forth under “Notice to Investors; Transfer Restrictions.”

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,

THE JUNIOR SUBORDINATED CONVERTIBLE DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

Boston Private has irrevocably guaranteed payments of distributions and other amounts due on the trust preferred securities to the extent the trust has funds available to pay such amounts as and to the extent set forth under “Description of Guarantee.” Taken together, Boston Private’s obligations under the junior subordinated convertible debentures, the indenture, the trust agreement and the guarantee provide a full, irrevocable and unconditional guarantee, on a subordinated basis, of the trust’s payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes this guarantee. Only the combined operation of these documents effectively provides a full, irrevocable and unconditional guarantee of the trust’s obligations under the trust preferred securities.

If and to the extent that Boston Private does not make the required payments on the junior subordinated convertible debentures, the trust will not have sufficient funds to make its related payments, including distributions on the trust preferred securities. Boston Private’s guarantee will not cover any payments when the trust does not have sufficient funds available to make those payments. Your remedy, as a holder of trust preferred securities, is to institute a direct action against Boston Private. Boston Private’s obligations under the guarantee will be subordinate and junior in right of payment to all of Boston Private’s senior indebtedness.

Sufficiency of Payments

As long as Boston Private pays the interest and other payments when due on the junior subordinated convertible debentures, the trust will have sufficient funds to cover distributions and other payments due on the trust preferred securities, primarily because:

•	the aggregate principal amount or redemption price of the junior subordinated convertible debentures will equal the aggregate liquidation amount of the trust preferred securities and the common securities;

•	the interest rate and interest payment dates and other payment dates on the junior subordinated convertible debentures will match the distribution rate and distribution dates and other payment dates for the trust preferred securities and the common securities;

•	as sponsor, Boston Private will pay for all and any costs, expenses and liabilities of the trust, except for its obligations to holders of trust preferred securities and the common securities; and

•	the trust agreement also provides that the trust is not authorized to engage in any activity that is not consistent with its limited purposes.

If Boston Private makes a payment under the guarantee, Boston Private’s obligations under the indenture will be reduced by the amount of that payment.

Enforcement Rights of Holders of Trust Preferred Securities

If an event of default under the trust agreement occurs, the holders of trust preferred securities would rely on the enforcement by the property trustee of its rights as registered holder of the junior subordinated convertible debentures against Boston Private. In addition, the holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the trust agreement, including the right to direct the property trustee to exercise the remedies available to it as the holder of the junior subordinated convertible debentures. The indenture provides that the debenture trustee shall give holders of junior subordinated convertible debentures notice of all defaults or events of default within 90 days after occurrence.

If the property trustee fails to enforce its rights under the junior subordinated convertible debentures in respect of a debenture event of default after a holder of trust preferred securities has made a written request, such holder may, to the extent permitted by applicable law, institute a legal proceeding against Boston Private to enforce the property trustee’s rights under the junior subordinated convertible debentures. In addition, if Boston Private fails to pay interest or principal on the junior subordinated convertible debentures, a holder of trust preferred securities may institute a proceeding directly against Boston Private for enforcement of payment to that holder of the principal of or interest on junior subordinated convertible debentures having a principal amount equal to the total liquidation amount of that holder’s trust preferred securities (which we refer to as a “direct action”). In connection with such a direct action, Boston Private will have the right to set off under the indenture to the extent Boston Private made any payment to the holder in the direct action. The holders of trust preferred securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated convertible debentures.

Any holder of trust preferred securities may institute a legal proceeding directly against Boston Private to enforce their rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

Limited Purpose of Boston Private Capital Trust I

The trust preferred securities will represent undivided beneficial interests in the trust, and the trust exists for the sole purpose of issuing and selling the trust preferred securities and the common securities and using the proceeds from such issuances to buy Boston Private’s junior subordinated convertible debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of trust preferred securities and a holder of junior subordinated convertible debentures is that a holder of junior subordinated convertible debentures is entitled to receive from Boston Private the principal amount of and interest accrued on such debentures held, while a holder of trust preferred securities is entitled to receive distributions from the trust (or from Boston Private under the guarantee if and to the extent the trust has funds available to it for the payment of such distributions).

Rights Upon Dissolution

Unless the junior subordinated convertible debentures are distributed to holders of the trust preferred securities, if the trust is voluntarily or involuntarily dissolved, wound-up or liquidated, after satisfying the liabilities owed to the trust’s creditors as required by applicable law, the holders of the trust preferred securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash.

Upon Boston Private’s voluntarily or involuntarily liquidation or bankruptcy, the property trustee, as holder of the junior subordinated convertible debentures, would be one of Boston Private’s subordinated creditors, subordinated in right of payment to all of Boston Private’s senior indebtedness, but entitled to receive payment in full of principal and interest, before any of Boston Private’s shareholders receive payments or distributions. Because Boston Private is the guarantor under the guarantee and agreed to pay all costs, expenses and liabilities of the trust (other than the trust’s obligations to the holders of its trust preferred securities), the positions of a holder of trust preferred securities and a holder of junior subordinated convertible debentures relative to other creditors and to Boston Private’s shareholders in the event of Boston Private’s liquidation or bankruptcy are expected to be substantially the same.

BOOK-ENTRY ISSUANCE

General

The trust preferred securities were originally issued to qualified institutional buyers as defined in Rule 144A under the Securities Act. The trust preferred securities sold to qualified institutional buyers initially were represented by one or more securities in registered, global form. Trust preferred securities in global form which are sold pursuant to this prospectus will be represented by one or more securities in registered, global form (collectively, the “Global Securities”).

DTC will act as securities depository for the Global Securities and may act as securities depository for the junior subordinated convertible debentures in the event of the distribution of the junior subordinated convertible debentures to the holders of the Global Securities. Except as described below, the Global Securities will be issued only as registered securities in the name of Cede & Co. (DTC’s nominee). Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Securities may not be exchanged for securities in certificated form except in the limited circumstances described below. See “—Successor Depositories and Termination of Book-Entry System” and “—Exchange of Book-Entry Trust Preferred Securities for Certificated Trust Preferred Securities.” The trust preferred securities (including beneficial interests in the Global Securities) will be subject to certain restrictions on transfer and will bear a restrictive legend as described under “Notice to Investors; Transfer Restrictions.” In addition, transfer of beneficial interests in the Global Securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

DTC has advised us that DTC is a limited purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Purchases of Global Securities within the DTC system must be made by or through direct participants, which will receive a credit for the Global Securities on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased Global Securities. Transfers of ownership interests in the Global Securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in Global Securities, except if use of the book-entry-only system for the Global Securities is discontinued or as set forth below. See “—Exchange of Certificated Trust Preferred Securities for Book-Entry Trust Preferred Securities.” The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Security to such persons will be limited to that extent. Because DTC can act only on behalf of direct participants, which in turn act on behalf of indirect participants and certain others, the ability of a person having beneficial interests in a Global Security to pledge such interests to persons or entities that do not participate in the DTC system or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the trust preferred securities, see “—Exchange of Book-Entry Trust Preferred Securities for Certificated Trust Preferred Securities” below.

Except as described below, owners of interests in the Global Securities will not have trust preferred securities registered in their name, will not receive physical delivery of trust preferred securities in certificated form and will not be considered the registered owners or holders thereof for any purpose.

DTC will have no knowledge of the actual beneficial owners of the Global Securities. DTC’s records reflect only the identity of the direct participants to whose accounts the Global Securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Notices and Voting

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to Cede & Co. as the registered holder of the Global Securities. If less than all of the Global Securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

Although voting with respect to the trust preferred securities is limited to the holders of record of the trust preferred securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the Global Securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the Global Securities are credited on the record date.

Distribution of Funds

The property trustee will make distribution payments on the Global Securities to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the property trustee, the trust or Boston Private, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

Successor Depositories and Termination of Book-Entry System

DTC may discontinue providing its services with respect to any of the Global Securities at any time by giving reasonable notice to the property trustee or us. If no successor securities depository is obtained, definitive certificates representing the Global Securities are required to be printed and delivered to holders of the Global Securities. We also have the option to discontinue use of the system of book-entry transfers through DTC (or a successor depository). After an event of default under the trust agreement, the holders of a majority in liquidation amount of the Global Securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the Global Securities will be printed and delivered to holders of the Global Securities.

Exchange of Book-Entry Trust Preferred Securities for Certificated Trust Preferred Securities

If DTC is at any time unwilling or unable to continue as a depository for the trust preferred securities and a successor depository is not appointed by the trust within 90 days, trust preferred securities in registered, certificated form will be issued in exchange for the Global Securities.

Exchange of Certificated Trust Preferred Securities for Book-Entry Trust Preferred Securities

The trust preferred securities issued in certificated form are not Global Securities and may not be exchanged for beneficial interests in Global Securities, unless such exchange occurs in connection with a transfer of trust preferred securities to a qualified institutional buyer and results in the delivery of written certification acceptable to us and DTC that the trust preferred securities formerly issued in certificated form may be represented as a beneficial interest in the Global Securities.

DESCRIPTION OF BOSTON PRIVATE’S CAPITAL STOCK

The following is a description of the material terms and provisions of Boston Private’s capital stock. It may not contain all the information that is important to you. Therefore, you should read our charter and bylaws which have been filed with the SEC.

Authorized Capital

Our authorized capital stock consists of 70,000,000 shares of common stock, par value $1.00 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share. As of December 31, 2004, 27,657,377 shares of our common stock were issued and outstanding and no shares were held in our treasury. No shares of our preferred stock are issued and outstanding.

Common Stock

General

Under our charter, we have authority, without further stockholder action, to provide for the issuance of up to 70,000,000 shares of common stock, par value $1.00 per share. We may amend our charter from time to time to increase the number of authorized shares of common stock. Any such amendment would require the approval of the holders of a majority of our stock entitled to vote. Our common stock is listed on the Nasdaq National Market under the symbol “BPFH.”

Dividends

Subject to the preferential rights of any other class or series of stock, holders of shares of our common stock will be entitled to receive dividends, if and when they are authorized and declared by our board of directors, out of assets that we may legally use to pay dividends.

Voting Rights

Except as otherwise required by law and except as provided by the terms of any other class or series of stock, holders of common stock have the exclusive power to vote on all matters presented to our stockholders, including the election of directors. Holders of common stock are entitled to one vote per share. There is no cumulative voting in the election of our directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, a plurality of the votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect a director.

Preemptive Rights

Holders of our common stock do not have preemptive rights under the Massachusetts Business Corporation Law, or our articles of organization or by-laws.

Liquidation/Dissolution Rights

In the event we are liquidated, dissolved or our affairs are wound up, and subject to the preferential rights of any other class or series of stock, holders of shares of our common stock are entitled to receive, in cash or in kind, in proportion to their holdings, the assets that we may legally use to pay distributions after we pay or make adequate provision for all of our debts and liabilities.

Transfer Agent

The transfer agent and registrar for the common stock is EquiServe Trust Company, N.A., in Canton, Massachusetts.

Preferred Stock

Under our charter, we are authorized to issue 2,000,000 shares of preferred stock, par value $1.00 per share, all of which is currently undesignated. Subject to limitations of the Massachusetts Business Corporation Law and our articles and by-laws, the board may determine the number of shares constituting each series of preferred stock and the designation, preferences, voting powers, qualifications, and special or relative rights or privileges of that series. These may include provisions concerning voting rights, dividends, redemption rights, dissolution or the distribution of assets, conversion or exchange and other subjects or matters as may be fixed by resolution of the board. Our board of directors is authorized to issue, without shareholder approval, shares of preferred stock from time to time in one or more series.

UNITED STATES FEDERAL INCOME TAXATION

The following summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the trust preferred securities and any Boston Private common stock received pursuant to the conversion feature of the trust preferred securities is based on the views of Goodwin Procter LLP, tax counsel to Boston Private and the trust. It does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to purchase the trust preferred securities by any particular investor, including tax consequences that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary is based on (1) the Internal Revenue Code of 1986, as amended (the “Code”), (2) income tax regulations issued under the Code and (3) associated administrative and judicial interpretations, all as they currently exist as of the date of this prospectus. These income tax laws and regulations, however, may change at any time, and any change could be retroactive to the issuance date of the trust preferred securities.

These income tax laws and regulations are also subject to various interpretations, and the Internal Revenue Service (the “IRS”) or the courts could later disagree with what Boston Private explains in this summary. The IRS has not formally ruled (and Boston Private does not intend to seek a ruling) on the tax consequences material to the purchase, ownership and disposition of the trust preferred securities. Accordingly, the IRS could challenge the opinions expressed in this prospectus concerning such consequences, and a court could agree with the IRS.

Except where this summary states otherwise, the summary deals only with trust preferred securities held as capital assets (as defined in section 1221 of the Code) by a holder who (a) purchases the trust preferred securities at their original offering price when the trust originally issues them, and (b) is a U.S. Holder (as defined below).

This summary does not address any of the tax consequences to holders that are not U.S. Holders or to holders that may be subject to special tax treatment such as banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, tax-exempt investors or persons that will hold the trust preferred securities as a position in a “straddle,” as part of a “hedge,” or as part of a “conversion transaction” or other integrated investment, or persons having a functional currency other than the U.S. dollar. Further, this summary does not address:

•	the United States federal income tax consequences to shareholders in, or partners, members or beneficiaries of, a holder of the trust preferred securities;

•	the United States federal alternative minimum tax consequences material to the purchase, ownership or disposition of the trust preferred securities; or

•	any state, local or foreign tax considerations applicable to the trust or to the purchase, ownership or disposition of the trust preferred securities.

A “U.S. Holder” is a trust preferred securities holder who or which is:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate, the income of which is includible in its gross income for United States federal income tax purposes without regard to its source, or trust if:

(i)	a court within the United States is able to exercise primary supervision over the administration of the trust and

(ii)	one or more United States trustees have the authority to control all substantial decisions of the trust or;

•	a person whose worldwide income or gain is subject to United States federal income taxation on a net income basis.

Prospective investors are advised to consult with their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the trust preferred securities as well as the ownership of Boston Private common stock, including the tax consequences under state, local, foreign, and other tax laws and possible effects of changes in such tax laws.

Classification of the Trust

In connection with the issuance of the trust preferred securities, Goodwin Procter LLP rendered an opinion that, under then current law and assuming full compliance with the terms of the declaration and the indenture (and certain other documents) and based on certain facts and assumptions contained in the opinion, the trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, the trust will not be subject to United States federal income tax, and each holder generally will be treated as owning an undivided beneficial interest in the junior subordinated convertible debentures. Each holder of a trust preferred security will be required to include in its gross income and in accordance with its own method of accounting any interest (or accrued original issue discount), with respect to its allocable share of the junior subordinated convertible debentures.

Classification of the Junior Subordinated Convertible Debentures

The junior subordinated convertible debentures are intended to be, and in the opinion of Goodwin Procter LLP, will be classified for United States federal income tax purposes as indebtedness of Boston Private. Boston Private, the trust and the holders of the trust preferred securities (by acceptance of a beneficial interest in the trust preferred securities) will agree to treat the junior subordinated convertible debentures as Boston Private indebtedness for all United States federal income tax purposes. Boston Private cannot be sure that this position will not be challenged by the IRS or, if challenged, that the challenge will not be successful. The remainder of this discussion assumes that the junior subordinated convertible debentures will be classified as Boston Private indebtedness for United States federal income tax purposes.

Interest Income and Original Issue Discount

Under the indenture, Boston Private has the right to defer the payment of interest on the junior subordinated convertible debentures at any time or from time to time for one or more deferral periods not exceeding 20 consecutive quarterly periods each, provided that no deferral period shall end on a date other than an interest payment date or extend beyond the stated maturity of the junior subordinated convertible debentures (or the date on which they are redeemed). Under applicable Treasury regulations, debt instruments such as the junior subordinated convertible debentures which are issued at face value will not be considered issued with original issue discount, even if the issuer can defer payment of the interest, if the likelihood of deferral is “remote.” Boston Private does not presently intend to exercise its right to deferral, and therefore believes the likelihood of deferral is “remote.” Accordingly, Boston Private intends to take the position that the junior subordinated convertible debentures will not be considered to be issued with original issue discount and, as a result, stated interest on the junior subordinated convertible debentures generally will be taxable to a holder as ordinary income at the time it is paid or accrued in accordance with such holder’s method of tax accounting.

The regulations discussed above have not yet been addressed in any rulings or other interpretations by the IRS, and the IRS could take the position that the likelihood of deferral of interest payments is not remote. If (i) the IRS were to assert successfully that the stated interest on the junior subordinated convertible debentures was original issue discount regardless of whether Boston Private exercises its right to defer payments of interest on such debentures, or (ii) Boston Private were to exercise its right to defer payments of interest on the junior subordinated convertible debentures, the junior subordinated convertible debentures would be treated as issued in the case of (i) or reissued in the case of (ii) with original issue discount at the time of issuance or reissuance as may be the case, and a holder would thereafter be required (or, in the case of (i), would always have been required) to include the original issue discount on the junior subordinated convertible debenture as ordinary income on a daily economic accrual basis, regardless of the holder’s method of tax accounting and in advance of receipt of the cash attributable to such interest income. Under the original issue discount economic accrual rules, a holder would accrue interest income each year based upon the yield to maturity of the junior subordinated convertible debentures, and actual cash payments of interest on the debentures would not be reported separately as taxable income.

Because income on the trust preferred securities will constitute interest or original issue discount, corporate holders of the trust preferred securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the trust preferred securities, and such income will not be eligible for the reduced United States federal income tax rates applicable to “qualified dividend income.”

Market Discount

If a holder purchases a trust preferred security for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as “market discount” for United States federal income tax proposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, holders will be required to treat any partial principal payment, on, or any gain on the sale, exchange, retirement or other disposition (other than a conversion) of, a trust preferred security as ordinary income to the extent of the accrued market discount on the trust preferred security that has not previously been included in income by such holder. Any disposition of Boston Private common stock received by a holder upon conversion of any trust preferred securities with respect to which there is market discount will result in ordinary income being recognized by the holder to the extent of the accrued market discount at the time of conversion. In addition, holders may be required to defer, until the maturity of the trust preferred security or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the trust preferred security.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the trust preferred security, unless a holder elects to accrue the market discount on a constant interest rate method. Holders may elect to include market discount in income currently as it accrues, on either a ratable or constant interest rate method, in which case the rule described above regarding deferral of interest deductions will not apply. A holder’s election to include market discount in income currently, once made, applies to all market discount obligations acquired by such holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Acquisition Premium, Amortizable Bond Premium

If a holder purchases a trust preferred security for an amount in excess of its principal amount, the holder will be considered to have purchased the trust preferred security at a “premium.” A holder generally may elect to amortize the premium over the remaining term of the trust preferred security on a constant yield method as an offset to interest when includible in income under such holder’s regular accounting method. However, no deduction or offset to interest income is allowed for any bond premium attributable to the conversion feature of the trust preferred securities. As a result, for purposes of determining the amortizable bond premium, if any, with respect to a trust preferred security, the purchaser must reduce their acquisition price by an amount equal to the value of the option to convert the trust preferred security into Boston Private common stock. If a holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss such holder would otherwise recognize on disposition of the trust preferred security. An election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by such holder on or after the first day of the first taxable year to which the election applies. A holder may not revoke the election without the consent of the IRS.

Receipt of Junior Subordinated Convertible Debentures or Cash Upon Termination of the Trust

As described under “Description of the Trust Preferred Securities-Termination of Boston Private Capital Trust I and Distribution of Junior Subordinated Convertible Debentures” in this prospectus, the junior subordinated convertible debentures held by the trust may be distributed to holders in exchange for their trust preferred securities if the trust is terminated before the maturity of the junior subordinated convertible debentures, as long as Boston Private first receives the approval of the Federal Reserve Board to do so, if that approval is then required under the Federal Reserve Board’s capital rules.

Under current law, the termination of the trust and the distribution of the junior subordinated convertible debentures to trust preferred securities holders, for United States federal income tax purposes, would be treated as a nontaxable event to each holder, and the aggregate tax basis in the junior subordinated convertible debentures received by such holder would be equal to the holder’s aggregate tax basis in its trust preferred securities surrendered. A holder’s holding period in the junior subordinated convertible debentures received in liquidation of the trust would be the same as the holding period that the holder had in the trust preferred securities surrendered.

If, however, the trust is treated as an association taxable as a corporation for United States federal tax purposes as a result of a change in tax law or otherwise, and we distribute the junior subordinated convertible debentures to a holder, the distribution would likely constitute a taxable event to such holder. In that event, a holder would recognize gain or loss equal to the difference between the holder’s adjusted tax basis in its trust preferred securities and the fair market value of the junior subordinated convertible debentures distributed. The holder’s holding period for the junior subordinated convertible debentures would begin on the date of the distribution of the junior subordinated convertible debentures.

As described in “Description of the Junior Subordinated Convertible Debentures—Redemption,” upon certain events the junior subordinated convertible debentures may be redeemed in cash, and the proceeds of that redemption would be distributed to holders in redemption of their trust preferred securities. Under current law, that redemption would constitute, for United States federal income tax purposes, a taxable disposition of the redeemed trust preferred securities, the tax consequences of which are described below under “Sales or Redemption of Trust Preferred Securities.”

Sales or Redemption of Trust Preferred Securities

On a sale or redemption of trust preferred securities for cash, a holder will recognize gain or loss equal to the difference between the amount realized on the sale or redemption (other than amounts representing accrued and unpaid interest not previously included as gross income) and the holder’s adjusted tax basis in those trust preferred securities. If the rules regarding original issue discount do not apply, a holder’s adjusted tax basis in a trust preferred security generally will be its initial purchase price. If the rules regarding original issue discount apply, a holder’s adjusted tax basis in a trust preferred security generally will be its initial purchase price increased by any original issue discount previously included in the holder’s gross income to the date of disposition and decreased by any payments received with respect to original issue discount on the trust preferred security. Gain or loss recognized on a sale or redemption of a trust preferred security generally will be capital gain or loss. Capital gain recognized by an individual in respect of a trust preferred security held for more than one year from the date of the sale or redemption will be long-term capital gain that is subject to a maximum federal income tax rate of 15% (although this rate is scheduled to increase to 20% for tax years beginning after December 31, 2008).

Conversion of Trust Preferred Securities

A holder of trust preferred securities generally will not recognize income, gain or loss upon the conversion of its trust preferred securities into Boston Private common stock. A holder will, however, recognize gain upon the receipt of cash in lieu of a fractional share of Boston Private common stock equal to the amount of cash received less the holder’s tax basis in such fractional share. A holder’s tax basis in the Boston Private common stock received upon the exchange and conversion should generally be equal to the holder’s tax basis in the trust preferred securities delivered to the conversion agent for exchange, less the basis allocated to any fractional share for which cash is received. A holder’s holding period in the Boston Private common stock received upon exchange and conversion will generally begin on the date that the holder acquired the trust preferred securities delivered to the conversion agent for exchange.

Adjustment of Conversion Ratio

Treasury Regulations promulgated under Section 305 of the Code would treat holders of the trust preferred securities as having received a constructive distribution from Boston Private in the event that the conversion ratio of the trust preferred securities were adjusted if:

•	as a result of such adjustment, the proportionate interest (measured by the quantum of Boston Private common stock into or for which the trust preferred securities are convertible or exchangeable) of the holders of the trust preferred securities in the assets or earnings and profits of Boston Private were increased; and

•	the adjustment was not made pursuant to a bona fide, reasonable anti-dilution formula.

An adjustment of the conversion ratio would not be considered made pursuant to a bona fide reasonable anti-dilution formula if the adjustment was made to compensate for certain taxable distributions with respect to the common stock of Boston Private. Thus, under certain circumstances, an increase in the conversion ratio for the holders may result in deemed dividend income to the holders to the extent of the increase to their proportionate share of the current and accumulated earnings and profits of Boston Private. Holders of the trust preferred securities would be required to include their allocable share of such deemed dividend in gross income but would not receive a related cash distribution.

Ownership of Boston Private Common Stock

Distributions received by holders of Boston Private common stock in respect of such common stock will be treated as dividend income to such holders to the extent that such distributions are considered to be paid by Boston Private out of its current or accumulated earnings and profits, as determined under United States federal income tax principles. Under recently enacted legislation, with respect to noncorporate taxpayers for taxable years beginning before January 1, 2009, such dividend income is subject to tax at the lower applicable capital gain rate provided that certain holding period requirements are satisfied. Holders of Boston Private common stock that are corporations may be entitled to a “dividends received deduction” with respect to such dividends.

To the extent that any distributions exceed the current or accumulated earnings and profits of Boston Private, such distributions will be treated first, as a tax-free return of capital to a holder of Boston Private common stock to the extent of such holder’s adjusted tax basis in the Boston Private common stock and thereafter, as capital gain.

Distribution of additional shares of Boston Private common stock, or rights to acquire additional shares of Boston Private common stock, that are received as part of a pro-rata distribution of such shares, or rights to acquire such shares, to all Boston Private shareholders generally should not be subject to United States federal income tax. The tax basis of such new shares or rights generally will be determined by allocating the holder’s adjusted tax basis in the “old” shares of Boston Private common stock between such “old” shares and the new shares or rights received by such holder, based upon their relative fair market values on the date of distribution.

A holder of Boston Private common stock generally will recognize gain or loss on a sale or other taxable distribution of Boston Private common stock equal to the difference between the amount realized by the holder on such sale or disposition and the holder’s adjusted tax basis in such Boston Private common stock. Except as described above under “Market Discount,” any gain or loss generally will be capital gain or loss and generally will be considered long-term capital gain or loss if the holder held the Boston Private common stock for more than one year.

Additional Amounts

If Boston Private fails to meet its obligations under the registration rights agreement, as described under “Description of the Registration Rights Agreement,” additional amounts will accrue on the securities (or Boston Private common stock, as applicable) in the manner described therein. Boston Private intends to meets its obligations under the Registration Rights Agreement and therefore believes that the likelihood of paying any additional amounts is remote. Accordingly, any additional amounts payable to holders if there were a registration default should be includible in gross income by a holder at the time the payment is paid or accrued, in accordance with the holder’s regular method of tax accounting. Holders should note, however, that the IRS could take a different position, in which case the timing, amount and character of a holder’s income inclusions with respect to a security (or Boston Private common stock) may be different.

Backup Withholding Tax and Information Reporting

The amount of interest, including the amount of original issue discount if any, accrued on trust preferred securities held of record by U.S. holders (other than corporations and other exempt holders) will be reported to the IRS. “Backup” withholding will apply to payments of interest to non-exempt U.S. Holders unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that the number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. The backup withholding rate is currently 28% but will revert to 30% for tax years beginning after December 31, 2010.

Payment of the proceeds from the disposition of the trust preferred securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

Any amount withheld from a holder under the backup withholding rules will be allowed as a refund or credit against such holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

It is anticipated that income on the trust preferred securities will be reported to non-exempt holders on Form 1099-INT or, if Boston Private exercises its option to defer any payments of interest, Form 1099-OID (or any successor forms) and mailed to holders of the trust preferred securities by January 31 following each calendar year.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF A TRUST PREFERRED SECURITY, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

ERISA CONSIDERATIONS

General

The following is a summary of certain considerations associated with the purchase of the trust preferred securities by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan described in Section 4975 of the Code, including an individual retirement arrangement under Section 408 of the Code or a “Keogh” plan, a plan (such as a governmental, church or non-U.S. plan) subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”), and any entity of which the underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties or disqualified persons. Generally, a person who exercises discretionary authority or control with respect to the assets of an ERISA Plan will be considered a fiduciary of the ERISA Plan.

In evaluating the purchase of trust preferred securities with assets of a Plan, a fiduciary should consider, among other matters:

•	whether the acquisition and holding of trust preferred securities is in accordance with the documents and instruments governing such Plan;

•	whether the acquisition and holding of trust preferred securities is solely in the interest of Plan participants and beneficiaries and otherwise consistent with the fiduciary’s responsibilities and in compliance with the applicable requirements of ERISA, the Code or any Similar Laws including, in particular, any diversification, prudence and liquidity requirements; and

•	whether the assets of the trust are treated as assets of the Plan.

Plan Assets Regulation

Under a Department of Labor regulation (29 C.F.R. Sec. 2510.3-101, the “Plan Assets Regulation”) governing what constitutes the assets of a Plan for purposes of ERISA and the related prohibited transaction provisions of the Code, when an ERISA Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not significant or that the entity is an “operating company,” in each case as defined in the Plan Assets Regulation. For purposes of the Plan Assets Regulation, equity participation in an entity by benefit plan investors will not be significant if they hold, in the aggregate, less than 25% of the value of any class of such entity’s equity, excluding equity interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof. For purposes of this 25% test, “benefit plan investors” include all employee benefit plans, whether or not subject to ERISA or the Code, including Keogh plans, individual retirement accounts and pension plans maintained by foreign corporations, as well as any entity whose underlying assets are deemed to include “plan assets” under the Plan Assets Regulation (e.g., an entity of which 25% or more of the value of any class of equity interests is held by benefit plan investors and which does not satisfy another exception under the Plan Assets Regulation).

For purposes of the Plan Assets Regulation, a “publicly offered security” is a security that is (a) “freely transferable”, (b) part of a class of securities that is “widely held,” and (c) (1) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities to which such security is a part is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 of the Exchange Act. The trust preferred securities will be registered under the Securities Act and the Securities Exchange Act of 1934 within the time periods specified in the Plan Assets Regulation.

The Plan Assets Regulation provides that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. The Plan Assets Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are freely transferable. We believe that any restrictions imposed on the transfer of the trust preferred securities are limited to the restrictions on transfer generally permitted under the Plan Assets Regulation and are not likely to result in the failure of our common stock to be freely transferable.

The Plan Assets Regulation provides that a security is “widely held” only if it is a part of the class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be widely held because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the control of the issuer. We expect the trust preferred securities to be widely held upon the completion of the offering.

While, it is anticipated that the trust preferred securities will constitute “publicly offered securities” for purposes of the Plan Assets Regulation, no assurance can be given that this will be the case. See the discussion below which will be applicable in the event the trust preferred securities are not considered to be “publicly offered securities”. It is also anticipated that the trust will not be an investment company registered under the Investment Company Act of 1940 or that the trust will not qualify as a operating company within the meaning of the Plan Assets Regulation. In addition, investment in, and transfers of, the trust preferred securities will not be restricted or monitored with respect to the 25% test. Accordingly, it is possible that investment in the trust preferred securities by benefit plan investors will be “significant” for purposes of the Plan Assets Regulation.

If the assets of the trust were deemed to be plan assets under ERISA, this could result, among other things, in:

•	the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the trust;

•	the possibility that certain transactions in which the trust might seek to engage could result in a non-exempt “prohibited transaction” under ERISA and the Code; and

•	the possibility that an investment by an ERISA Plan in the trust preferred securities would, in effect, be considered for purposes of the fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and the Code, to be an investment in the corresponding junior subordinated convertible debentures and an ongoing loan to Boston Private.

Prohibited Transactions

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Whether or not the trust’s underlying assets were deemed to include plan assets as described above, the acquisition and/or holding of the trust preferred securities by an ERISA Plan with respect to which the trust, Boston Private (the obligor with respect to the junior subordinated convertible debentures held by the trust), the initial purchasers, the property trustee or their affiliates may be a party in interest or a disqualified person, may give rise to a prohibited transaction. Consequently, before investing in the trust preferred securities, any person who is acquiring such securities for, or on behalf of, an ERISA Plan should determine that either a statutory or an administrative exemption from the prohibited transaction rules is applicable to such investment in the trust preferred securities, or that such acquisition and holding of such securities will not result in a non-exempt prohibited transaction.

The statutory or administrative exemptions from the prohibited transaction rules under ERISA and the Code which may be available to an ERISA Plan investing in the trust preferred securities include the following:

•	Prohibited Transaction Class Exemption (“PTCE”) 90-1, regarding investments by insurance company pooled separate accounts;

•	PTCE 91-38, regarding investments by bank collective investment funds;

•	PTCE 84-14, regarding transactions effected by qualified professional asset managers;

•	PTCE 96-23, regarding transactions effected by in-house asset managers; and

•	PTCE 95-60, regarding investments by insurance company general accounts.

Governmental plans, non-U.S. plans and certain church plans while not subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code may nevertheless be subject to Similar Laws which may affect their investment in the trust preferred securities. Any fiduciary of such a governmental, non-U.S. or church plan considering an investment in the trust preferred securities should consult with its counsel before purchasing trust preferred securities to consider the applicable fiduciary standards and to determine the need for, and the availability, if necessary, of any exemptive relief under such Similar Laws.

Because of the foregoing, the trust preferred securities should not be purchased or held by any person investing plan assets of any Plan unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation under any applicable Similar Laws.

Accordingly, by its acquisition of trust preferred securities, each purchaser and subsequent transferee of the trust preferred securities shall be deemed to be making a representation to the trust, Boston Private and each initial purchaser either that: (i) it is not a Plan and no part of the assets to be used by it to acquire and/or hold such trust preferred securities or any interest therein directly or indirectly constitutes plan assets of any Plan or (ii) such acquisition and holding will not result in a prohibited transaction under Title I of ERISA or Section 4975 of the Code (or a violation under Similar Laws) for which there is no applicable statutory or administrative exemption.

In the case of trust preferred securities delivered in certificated form, the purchaser and subsequent transferees will be required to make such representation, in writing, to the trustee of the trust, Boston Private and the initial purchasers.

The discussion of ERISA in this prospectus is general in nature and is not intended to be all inclusive. Any person considering an investment in the trust preferred securities on behalf of a Plan should consult with its legal advisors regarding the consequences of such investment and consider whether the Plan can make the representations noted above.

Further, the sale of investments to Plans is in no respect a representation by the trust, Boston Private, the property trustee, the initial purchasers or any other person associated with the sale of the trust preferred securities that such securities meet all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or that such securities are otherwise appropriate for Plans generally or any particular Plan.

SELLING SECURITYHOLDERS

The selling securityholders named below may from time to time offer and sell pursuant to this prospectus any or all of the trust preferred securities (including, for purposes of this prospectus, the related junior subordinated convertible debentures and guarantee) and Boston Private common stock issuable upon conversion of the trust preferred securities.

The following table sets forth, as of April 5, 2005, the name of each selling securityholder, the number of trust preferred securities (including, for purposes of this prospectus, the related guarantee) beneficially owned by each selling securityholder and the number of trust preferred securities that may be offered for such selling securityholder’s account pursuant to this prospectus. Such information has been obtained from the selling securityholders. Each selling securityholder may also sell up to all of the Boston Private common stock issuable to such holder upon conversion of the trust preferred securities, or if the trust is dissolved, up to all of the junior subordinated convertible debentures issued to such securityholder upon such dissolution with respect to such holder’s trust preferred securities.

Selling Securityholder	Number of Trust Preferred Securities Owned and Offered
Acuity Master Fund, Ltd.	81,700
Akela Capital Master Fund, Ltd.	150,000
Barclays Global Investors Diversified Alpha Plus Funds	13,700
BNP Paribas Equity Strategies, SNC/1/	20,200
BP Amoco PLC Master Trust	5,671
City of Southfield Fire and Police Retirement System (The)	51
Clinton Multistrategy Master Fund, Ltd.	92,025
Clinton Riverside Convertible Portfolio Limited	19,575
CNHCA Master Account, LP	60,000
Consulting Group Capital Markets Fund (The) c/o SSI Investment Management	1,666
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	16,800
CQS Convertible and Quantitative Strategies Master Fund Limited	100,000
DKR Sound Shore Strategic Holding Fund Ltd.	20,000
Estate of James Campbell CH (The)	558
Estate of James Campbell EST2 (The)	4,427
Forest Fulcrum Fund LP/2/	14,200
Forest Global Convertible Fund, Ltd., Class A-5	34,900
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	46,900
Grace Convertible Arbitrage Fund, Ltd.	70,000
HFR CA Global Opportunity Master Trust	9,200
HFR RVA Select Performance Master Trust	9,100
Hotel Union and Hotel Industry of Hawaii Pension Plan Master Trust	680
Institutional Benchmarks Master Fund Ltd. c/o SSI Investment Management	6,426
JMG Capital Partners, L.P.	55,000
JMG Triton Offshore Fund, Ltd.	145,000
Linden Capital LP	11,500
LLT Limited	7,800
Lyxor/Convertible Arbitrage Fund Limited	3,450
Lyxor/Forest Fund Limited	31,200
Merrill Lynch, Pierce, Fenner and Smith, Inc./2/	1,560
National Bank of Canada c/o Putnam Lovell NBF Securities Inc./1/	40,000
Newport Alternative Income Fund	15,000
Pebble Limited Partnership	25,000

Selling Securityholder	Number of Trust Preferred Securities Owned and Offered
RFE Company LLC	10,500
Royal Bank of Canada/1//3/	40,000
S.A.C. Arbitrage Fund, LLC	20,000
Silvercreek Limited Partnership	52,650
Silvercreek II Limited	37,350
Singlehedge US Convertible Arbitrage Fund	5,350
Sphinx Convertible Arbitrage (Clinton) Segregated Portfolio	43,400
Sphinx Convertible Arbitrage SPC	12,000
SSI Blended Market Neutral L.P.	2,465
SSI Hedged Convertible Market Neutral L.P.	3,090
Sturgeon Limited	84
SuttonBrook Capital Portfolio, LP	130,000
Sunrise Partners Limited Partnership/1/	78,500
Tenor Opportunity Master Fund Ltd.	35,000
Timberpass Trading L.L.C.	6,000
Viacom Inc. Pension Plan Master Trust	157
Vicis Capital Master Fund	100,000
W S Investments, L.P.	6,000
Zurich Institutional Benchmarks Master Fund Ltd.	17,500
Others (remaining)	386,665

/1/	The selling securityholder is an affiliate of a broker-dealer, as defined by Rule 405. The selling securityholder purchased the trust preferred securities to be resold in the ordinary course of business and, at the time of purchase, did not have any agreements or understandings, directly, or indirectly with any person to distribute the trust preferred securities.
/2/	The selling securityholder is a broker-dealer and a statutory underwriter.
/3/	Royal Bank of Canada has managed a shelf offering for the Issuers within the past year.

This prospectus also covers the possible resale of the securities by certain other currently unknown persons who may become owners of such securities as a result of their acquisition of securities. Each such transferee of a selling securityholder is hereby deemed to be a selling securityholder for purposes of making resales of securities using this prospectus. To the extent required by applicable law, information about any such transferees shall be set forth in an appropriate supplement to this prospectus.

With the exception of the selling securityholders noted above, to our knowledge, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with Boston Private or the trust or any of their predecessors or affiliates. Because the selling security holders may, pursuant to this prospectus, offer all or some portion of the trust preferred securities or shares of Boston Private common stock issuable upon conversion of the trust preferred securities, no estimate can be given as to the amount of those securities that will be held by the selling securityholders upon termination of any such sales. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their trust preferred securities since the date on which they provided the information regarding their trust preferred securities include herein in transactions exempt from the registration requirements of the Securities Act.

PLAN OF DISTRIBUTION

We are registering the trust preferred securities (including the related junior subordinated convertible debentures and guarantee) and the Boston Private common stock issuable upon conversion of the trust preferred securities on behalf of the selling securityholders. As used herein, the term “selling securityholders” includes transferees, pledges, donees or other successors who are selling securities received from a selling securityholder named in the selling securityholder table of this prospectus after the date of this prospectus.

The securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Such transactions may or may not involve brokers or dealers. The sale of the securities may be affected in transactions involving one or more of the following methods, without limitation:

(a)	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchase by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchases;

(e)	privately negotiated transactions;

(f)	short sales;

(g)	through the writing of options on the securities, whether or not the options are listed on an options exchange;

(h)	through the distribution of the securities by any selling securityholder to its partners, members or stockholders;

(i)	one or more underwritten offerings on a firm commitment or best efforts basis; and

(j)	any combination of any of these methods of sale.

In connection with sales of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling securityholders may also sell the securities short and deliver securities to close out such short positions, or loan or pledge securities to broker-dealers that in turn may sell such securities.

The selling securityholders may effect such transactions by selling securities directly to purchasers or to or through broker-dealers, which may act as agents for other brokers or dealers or principals. Broker-dealers may agree with a selling securityholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling securityholder, it may purchase as principal any unsold securities at the stipulated price. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or the purchasers of securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents. Neither Boston Private nor the trust will receive any of the proceeds from this offering.

At the time a particular offering of the securities is made, a prospectus supplement or amendment, if required in addition to this prospectus, will be distributed, which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed to paid broker-dealers.

From time to time, one or more of the selling securityholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling securityholders. The number of a selling securityholder’s securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling securityholder’s securities will otherwise remain unchanged.

To comply with the securities laws of certain jurisdictions, if applicable, the securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the securities may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section of 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

The selling securityholders will be subject to applicable provisions of the Exchange Act and rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of any of the securities by the selling securityholders. This may affect the marketability of those securities.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Pursuant to the registration rights agreement, Boston Private shall bear all fees and expenses incurred in connection with the registration of the securities, except that selling securityholders will pay all broker’s commissions and, in connection with any underwritten offering, all commissions of any broker-dealer or the fees of any underwriter(s). The registration rights agreement provides for cross-indemnification of the selling securityholders and Boston Private and their and Boston Private’s respective controlling persons against specific liabilities.

We cannot assure you that the selling securityholders will sell all or any portion of the securities offered hereby. We do no know of any arrangements by the selling securityholders for the sale of any of the securities. The selling securityholders will act independently of Boston Private in making decisions with respect to the timing, manner and size of each sale.

LEGAL MATTERS

Matters relating to the validity of the junior subordinated convertible debentures, the guarantee and Boston Private common stock and matters relating to United States federal income tax considerations were passed upon on behalf of Boston Private by Goodwin Procter LLP, and certain matters of Delaware law relating to the validity of the trust preferred securities were passed upon on behalf of the trust by Morris, Nichols, Arsht & Tunnell.

EXPERTS

The consolidated financial statements of Boston Private Financial Holdings, Inc. as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein and in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting. Our report dated April 1, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states that the Company acquired KLS Professional Advisors Group, LLC (“KLS”) on December 31, 2004, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, KLS’s internal control over financial reporting.

WHERE YOU CAN FIND MORE INFORMATION

Boston Private files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information Boston Private files with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC’s Internet site as part of the EDGAR database (http://www.sec.gov).

INCORPORATION BY REFERENCE

The SEC allows Boston Private to “incorporate by reference” the information it files with the SEC, which means Boston Private can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this prospectus. Later information filed by Boston Private with the SEC updates and supersedes this prospectus.

The following documents previously filed by Boston Private with the SEC under the Exchange Act are incorporated in this prospectus by this reference:

SEC Filings	Period
Quarterly Report on Form 10-Q	Quarter ended March 31, 2004
Quarterly Report on Form 10-Q	Quarter ended June 30, 2004
Quarterly Report on Form 10-Q	Quarter ended September 30, 2004
Current Report on Form 8-K filed February 3, 2004
Current Report on Form 8-K filed February 18, 2004
Current Report on Form 8-K filed April 12, 2004
Current Report on Form 8-K filed July 12, 2004
Current Report on Form 8-K filed October 1, 2004
Current Report on Form 8-K filed October 12, 2004
Current Report on Form 8-K filed October 15, 2004
Current Report on Form 8-K filed November 1, 2004
Current Report on Form 8-K filed November 3, 2004
Current Report on Form 8-K filed December 21, 2004
Current Report on Form 8-K filed January 5, 2005 and amended January 18, 2005
Current Report on Form 8-K filed January 27, 2005
Current Report on Form 8-K filed February 3, 2005
Current Report on Form 8-K filed March 7, 2005
Annual Report on Form 10-K	Year Ended December 31, 2004
Portions of the 2004 Proxy Statement filed March 15, 2005
Amendment No. 1 to Annual Report on Form 10-K/A filed April 4, 2005

In addition, all documents filed by Boston Private with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act from the date of this prospectus to the end of the distribution of the trust preferred securities under this prospectus (other than current reports furnished under Item 7.01 or Item 9.01 of Form 8-K) shall also be deemed to be incorporated by reference and will automatically update information in this prospectus.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these documents at no cost, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address/telephone number:

Boston Private Financial Holdings, Inc.

Ten Post Office Square

Boston, MA 02109

Attn: Margaret W. Chambers, Esq.

Executive Vice President

and General Counsel

Telephone: (617) 912-1900

You should rely only on the information provided in or incorporated by reference (and not later changed) in this prospectus. We have not authorized anyone else to provide you with additional or different information. We are not making an offer of any securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

This prospectus is part of the registration statement on From S-3 under the Securities Act of 1933, or Securities Act, that Boston Private and the trust have filed with the SEC covering the securities described in this prospectus. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC offices referred to above. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If Boston Private and the trust have filed any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If Boston Private and the trust have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

$105,000,000

Boston Private Capital Trust I

4.875% Convertible Trust Preferred Securities

(liquidation amount $50.00 per security)

guaranteed to the extent described herein by,

and convertible into the common stock of,

PROSPECTUS

April 5, 2005